MERGER AGREEMENT

                                      AMONG

                          GALVESTON'S STEAKHOUSE CORP.,
                             A DELAWARE CORPORATION,

                                       AND

                           TRI-CORE STEAKHOUSE, INC.,
                             A DELAWARE CORPORATION,
                                ON THE ONE HAND,

                                       AND

                      PARAGON STEAKHOUSE RESTAURANTS, INC.,
                             A DELAWARE CORPORATION,

                                       AND

                               KYOTARU CO., LTD.,
                               ON THE OTHER HAND.

                                 AUGUST 31, 1998


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                                TABLE OF CONTENTS

ARTICLE I          DEFINITIONS................................................1

ARTICLE II         BASIC TRANSACTION..........................................6
         2.01.     The Merger.................................................6
         2.02.     The Closing................................................6
         2.03.     Actions at the Closing.....................................6
         2.04.     Effect of Merger...........................................6
         2.05.     Procedure for Payment......................................7

ARTICLE III        REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............8
         3.01.     Organization, Qualification, and Corporate Power...........9
         3.02.     Capitalization.............................................9
         3.03.     Execution, Delivery; Valid and Binding Agreement...........9
         3.04.     Noncontravention...........................................9
         3.05.     Financial Statements......................................10
         3.06.     Undisclosed Liabilities...................................10
         3.07.     Brokers' Fees.............................................10
         3.08.     No Material Adverse Change................................10
         3.09.     Absence of Certain Developments...........................12
         3.10.     Title to Properties.......................................14
         3.11.     Inventory.................................................15
         3.12.     Tax Matters...............................................15
         3.13.     Contracts and Commitments.................................18
         3.14.     Intellectual Property Rights..............................20
         3.15.     Litigation................................................21
         3.16.     Employees.................................................21
         3.17.     Employee Benefits.........................................22
         3.18.     Insurance.................................................26
         3.19.     Affiliate Transactions....................................26
         3.20.     Customers and Suppliers...................................27
         3.21.     Compliance with Laws; Permits; Consents...................27
         3.22.     Environmental Matters.....................................28
         3.23.     Disclosure................................................30

ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF THE PARENT COMPANY......30
         4.01.     Organization..............................................30
         4.02.     Ownership of Company Shares...............................30
         4.03.     Authorization of Transaction..............................30
         4.04.     Noncontravention..........................................31


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ARTICLE V          REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE MERGER
                     SUB.....................................................32
         5.01.     Organization..............................................32
         5.02.     Authorization of Transaction..............................32
         5.03.     Noncontravention..........................................32

ARTICLE VI         COVENANTS.................................................33
         6.01.     General; Consents Relating to Leasehold Assignments; Liquor
                     License Transfers.......................................33
         6.02.     Third Party Consents......................................34
         6.03.     Regulatory Matters and Approvals..........................34
         6.04.     Full Access...............................................34
         6.05.     Notice of Developments....................................35
         6.06.     Exclusivity...............................................35
         6.07.     Credit Suisse First Boston Debt...........................35
         6.08.     Conduct of the Business...................................36
         6.09.     Japanese Approvals........................................38
         6.10.     Conditions................................................38
         6.11.     Closing Certificates......................................39
         6.12.     Accounting Policies and Procedures........................39
         6.13.     Audited Financial Statement...............................39
         6.14.     Current Management and Personnel..........................39
         6.15.     Intercompany Debt.........................................39
         6.16.     Ralston Purina............................................39
         6.17.     Financing Cooperation.....................................39
         6.18.     Payment of Expenses.......................................40

ARTICLE VII        CONDITIONS TO OBLIGATION TO CLOSE.........................40
         7.01.     Conditions to Obligation of the Buyer and the Merger Sub..40
         7.02.     Conditions to Obligation of the Company and the Parent
                     Company.................................................42

ARTICLE VIII       TERMINATION...............................................44
         8.01.     Termination...............................................44
         8.02.     In the Event of Termination...............................44
         8.03.     Closing Date..............................................47
         8.04.     Wrongful Termination or Abandonment.......................48

ARTICLE IX         MISCELLANEOUS.............................................49
         9.01.     Survival..................................................49
         9.02.     Press Releases and Public Announcements...................49
         9.03.     Indemnification...........................................49
         9.04.     Limitations on Indemnity..................................51
         9.05.     Defense of the J.W. Childs Litigation.....................51


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         9.06.     No Third-Party Beneficiaries..............................52
         9.07.     Employment, Severance and Bonus Agreements................52
         9.08.     Entire Agreement..........................................52
         9.09.     Succession and Assignment.................................52
         9.10.     Counterparts..............................................52
         9.11.     Headings..................................................52
         9.12.     Notices...................................................52
         9.13.     Governing Law.............................................53
         9.14.     Amendments and Waivers....................................54
         9.15.     Severability..............................................54
         9.16.     Expenses..................................................54
         9.17.     Construction..............................................54
         9.18.     Incorporation of Exhibits and Schedules...................54
         9.19.     Further Assurances........................................54
         9.20.     Effectiveness.............................................54
         9.21.     Arbitration...............................................55
         9.22.     Exchange of Tax Information...............................56

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                                MERGER AGREEMENT

                  This Merger Agreement is entered into on August 31, 1998, by and among GALVESTON'S STEAKHOUSE CORP., a Delaware corporation (the "Buyer"), TRI-CORE STEAKHOUSE, INC., a Delaware corporation and a wholly-owned Subsidiary of the Buyer (the "Merger Sub"), on the one hand, and PARAGON STEAKHOUSE RESTAURANTS, INC., a Delaware corporation (the "Company"), and KYOTARU CO., LTD., the sole stockholder of the Company (the "Parent Company"), on the other hand. The Buyer, the Merger Sub, the Company and the Parent Company are referred to collectively herein as the "Parties."

                                    RECITALS

                  WHEREAS, the respective Board of Directors of the Buyer, the Merger Sub and the Company and the Japanese trustees of the Parent Company have determined that it is advisable and in the best interests of the respective corporations and their stockholders that the Merger Sub be merged with and into the Company in accordance with the Delaware General Corporation Law (as defined below) and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will become a wholly owned Subsidiary of the Buyer (the "Merger"); and

                  WHEREAS, the Buyer, the Merger Sub, the Company and the Parent Company desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Merger.

                  NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I
                                   DEFINITIONS

                  "Additional Deposit" has the meaning set forth in ss.8.03 below.

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

                  "Agreement Not to Compete" means that certain agreement by and among Buyer, Parent Company and Kyotaru, U.S.A., Inc., a Delaware corporation, in the form attached hereto as Exhibit A to be entered into at the Closing.

                  "Ancillary Agreements" shall mean the Management Agreement, the Agreement Not to Compete, and the Holdback Escrow Agreement.

                  "Benefit Arrangement" shall have the meaning set forth in ss.3.17 below.


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                  "Buyer" has the meaning set forth in the preface above.

                  "Cash Margin" means, with respect to a surrendered restaurant, an amount equal to the Location Contribution, plus non-cash expenses such as depreciation, amortization and non-cash rent, minus capital lease payments, if any for such surrendered restaurant, as computed in accordance with the Restaurant Operating Statement attached hereto as Annex I.

                  "Certificate of Merger" has the meaning set forth in ss.2.03 below and shall be in the form attached hereto as Exhibit B.

                  "Closing" has the meaning set forth in ss.2.02 below.

                  "Closing Date" has the meaning set forth in ss.2.02 below.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Commercially Reasonable Efforts" shall mean those efforts that a reasonably prudent and diligent businessperson would undertake in similar circumstances, and which do not require the Party undertaking them to file legal actions, or pay money, incur costs or expenses or incur a liability in the course of pursuing such efforts in excess of $ 75,000 (or such lesser amount as would be reasonable in light of the anticipated benefits or objective to be achieved in the circumstances involved).

                  "Company Share" means any issued and outstanding share of the Common Stock, no par value per share, of the Company.

                  "Company Stockholder" means any Person who or which owns, beneficially and of record, any Company Shares.

                  "Confidential Information" means any information concerning the business and affairs of the Company or any of its Subsidiaries that is not already generally available to the public.

                  "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

                  "Deposit" shall mean the sum of $500,000 deposited by Buyer with Graham & James LLP pursuant to the Escrow Agreement.

                  "Disclosure Schedule" has the meaning set forth in Article III below.

                  "EBITDA" means earnings before interest, taxes, depreciation and amortization, as computed in accordance with the accounting policies, practices and procedures of the Company, consistently applied.

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                  "Effective Time" has the meaning set forth in ss.2.04(a)
below.

                  "Employee Plans" shall have the meaning set forth in ss.3.17 below.

                  "Environmental Laws" has the meaning set forth in ss.3.22 below.

                  "Environmental Permits" has the meaning set forth in ss.3.22 below.

                  "ERISA" has the meaning set forth in ss.3.17 below.

                  "Escrow Agreement" means that certain Escrow Agreement entered into by and among Buyer, the Company, the Parent Company and Graham & James, LLP as of April 27, 1998, as amended thereafter, in the form attached hereto as Exhibit C.

                  "Exercise Notice" has the meaning set forth in ss.8.04 below.

                  "Failure to Close Payment" has the meaning set forth in ss.8.03 below.

                  "Final Resolution" shall mean, with regard to the J.W. Childs Litigation, (i) any settlement between the parties to the lawsuit which results in the dismissal of the lawsuit with prejudice, (ii) a final judgment and verdict in the lawsuit and any appeal therefrom or the expiration of the time to file such an appeal, or (iii) a dismissal of the lawsuit without prejudice and the expiration of the applicable statute of limitations without the commencement by J.W. Childs Associates, L.P. of subsequent litigation against the Company.

                  "Financial Statements" has the meaning set forth in ss.3.05 below.

                  "GAAP" means United States generally accepted accounting principles in effect as of the date of the Financial Statements in question.

                  "Hazardous Materials" has the meaning set forth in ss.3.22 below.

                  "Holdback Agent" has the meaning set forth in ss.2.05(e) below.

                  "Holdback Escrow Agreement" means that certain Holdback Escrow Agreement entered into by and among Buyer and Merger Sub, one the one hand, and the Company and the Parent Company, on the other hand, and Escrow Consultants of Newport Beach, Inc. (or such other escrow agent as may be mutually agreed upon by the Parties), as escrow agent, as of the Closing Date, in the form attached hereto as Exhibit H.

                  "Independent Accountant" has the meaning set forth in ss.8.02 below.

                  "Inventory" means all foodstuffs, cooking and food preparation equipment, utensils, dishes, plates, kitchenware, and other materials used in the Ordinary Course of Business and in the possession of the Company or one of its Subsidiaries on the Closing Date.

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                  "Japanese Approvals" has the meaning set forth in ss.4.04
below.

                  "J.W. Childs Holdback" has the meaning set forth in ss.2.05(d) below.

                  "J.W. Childs Holdback Agent" has the meaning set forth in ss.2.05(d) below.

                  "J.W. Childs Litigation" shall mean any lawsuit filed by J.W. Childs Equity Partners, L.P. against the Company or any Subsidiary of the Company and based upon or arising out of the proposed disposition of the Company, including, without limitation, that certain lawsuit entitled J.W. Childs Equity Partners, L.P. v. Paragon Steakhouse Restaurants, et al., Delaware Chancery Court Case No. 16371-NC, and any appeals therefrom.

                  "Knowledge" means the actual knowledge after reasonable investigation of each of the respective Party's employees at the restaurant manager level and above.

                  "Lease" has the meaning set forth in ss.3.10 below.

                  "Leasehold Consent Holdback" has the meaning set forth in ss.2.05(e) below.

                  "Leasehold Consent Holdback Agent" has the meaning set forth in ss.2.05(e) below.

                  "Letter of Intent" means that certain letter of intent dated April 23, 1998, entered into by and among Buyer, the Company and the Parent Company, as amended thereafter.

                  "Location Contribution" shall mean, with respect to a surrendered restaurant, total sales less all site specific expenses for such surrendered restaurant, as computed in accordance with the Restaurant Operating Statement attached hereto as Annex I.

                  "Management Agreement" means that certain agreement by and between Buyer and the Company in the form attached hereto as Exhibit E to be entered into at the Closing.

                  "March Balance Sheet" has the meaning set forth in ss.3.05 below.

                  "Material Adverse Change" has the meaning set forth in ss.3.08.

                  "Material Adverse Effect" means a material adverse effect on the financial condition, results of operations, assets or business of the Company and the Company's Subsidiaries taken as a whole, or a material adverse effect on the ability of the Company to consummate the Merger, or of the Company to perform its obligations under this Agreement or the Ancillary Agreements.

                  "Material Contract" shall have the meaning set forth in ss.3.13.

                  "Merger" has the meaning set forth in the recital above.

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                  "Merger Sub" has the meaning set forth in the preface above.

                  "Merger Consideration" has the meaning set forth in ss.2.04(f) below.

                  "Multiemployer Plan" shall have the meaning set forth in ss.3.17 below.

                  "Ordinary Course of Business" means any action taken or omitted and any debt, liability or obligation incurred in the ordinary course of the normal day-to-day operations of a party, consistent with the past custom and practice (including with respect to nature, magnitude, quantity and frequency) of such Party.

                  "Offer Notice" has the meaning set forth in ss.8.04 below.

                  "Party" has the meaning set forth in the preface above.

                  "Pension Plan" shall have the meaning set forth in ss.3.17 below.

                  "Permits" has the meaning set forth in ss.3.21 below.

                  "Person" means an individual, a partnership, a corporation, an association, a joint stock Company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                  "Real Property" has the meaning set forth in ss.3.10 below.

                  "Release" has the meaning set forth in ss.3.22 below.

                  "Returns" has the meaning set forth in ss.3.12 below.

                  "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the Person is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business.

                  "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  "Subsidiary of the Company" shall mean each of (i) Paragon of Michigan, Inc., a Wisconsin corporation; (ii) Paragon of Nevada, Inc., a Nevada corporation, (iii) Paragon of Wisconsin, Inc., a Wisconsin corporation, and (iv) Pacific Basin Foods, Inc., a California corporation.

                  "Surrender" has the meaning set forth in ss.9.03 below.

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                  "Surviving Corporation" has the meaning set forth in ss.2.01 below.

                  "Tax Affiliate" has the meaning set forth in ss.3.12 below.

                  "Taxes" has the meaning set forth in ss.3.12 below.

                  "Test Period" has the meaning set forth in ss.3.08 below.

                  "Welfare Plan" shall have the meaning set forth in ss.3.17 below.

                                   ARTICLE II
                                BASIC TRANSACTION

                  2.01. The Merger. On and subject to the terms and conditions of this Agreement, the Merger Sub will merge with and into the Company at the Effective Time. The Company shall be the corporation surviving the Merger (the "Surviving Corporation").

                  2.02. The Closing. Unless otherwise extended by Buyer pursuant to ss.8.03 below, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Latham & Watkins in Costa Mesa, California, commencing at 10:00 a.m. local time, on the later of the first Friday following the date which is five weeks after the execution and delivery of this Agreement by all the Parties, or the first Friday following the date which is three weeks after the delivery to Buyer of evidence of the Parent Company's receipt of the Japanese Approvals; provided, however, that Buyer may, upon giving the Company and the Parent Company at least three (3) business days written notice, require the closing of the transaction contemplated by this Agreement to occur on September 25, 1998 (the "Closing Date").

                  2.03. Actions at the Closing. At the Closing, (i) the Company and the Parent Company will deliver to the Buyer and the Merger Sub the various certificates, instruments, and documents referred to in ss.7.01 below, (ii) the Buyer and the Merger Sub will deliver to the Company and the Parent Company the various certificates, instruments, and documents referred to in ss.7.02 below,
(iii) the Company and the Merger Sub will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit B (the "Certificate of Merger"), and (iv) the Buyer will deliver, or will cause the Merger Sub to deliver, the Merger Consideration to the Parent Company in the manner provided below in this Article II.

                  2.04.    Effect of Merger.

                           (a)      General.  The Merger shall become effective
at the time (the "Effective Time") the Company and the Merger Sub file the Certificate of Merger with the Secretary of State of the State of Delaware.
The Merger shall have the effect set forth in the Delaware General Corporation Law.

                           (b)      Taking of Necessary Action; Further Action.
The Buyer, the Merger Sub, the Company and the Parent Company, respectively,

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shall each use Commercially Reasonable Efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the Delaware General Corporation Law at the time specified in ss.2.02. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Merger Sub or the Company, the officers of the Surviving Corporation are fully authorized in the name of the Merger Sub or the Company or otherwise to take, and shall take, all such lawful and necessary action.

                           (c)      Certificate of Incorporation.  The
Certificate of Incorporation of the Company shall be amended and restated at and as of the Effective Time to read as did the Certificate of Incorporation of the Merger Sub immediately prior to the Effective Time (except that the name of the Company will remain unchanged).

                           (d)      Bylaws.  The Bylaws of the Company shall be
amended and restated at and as of the Effective Time to read as did the Bylaws of the Merger Sub immediately prior to the Effective Time (except that the name of the Company will remain unchanged).

                           (e)      Directors and Officers.  The directors and
officers of the Merger Sub shall become the directors and officers of the Surviving Corporation at and as of the Effective Time; provided, however, that nothing herein shall be deemed or construed to effect a termination of the employment of the Persons serving as the officers of the Company immediately prior to the Effective Time.

                           (f)      Conversion of Company Shares.  At and as of
the Effective Time, the Company Shares shall be converted into the right to receive from Buyer an amount in the aggregate equal to Five Million Dollars ($5,000,000) in cash (the "Merger Consideration") in accordance with ss.2.05 below. No Company Share shall be deemed to be outstanding or to have any rights other than those set forth above in this ss.2.04(f) after the Effective Time.

                           (g)      Conversion of Capital Stock of the Merger
Sub. At and as of the Effective Time, each share of Common Stock, $.01 par value per share, of the Merger Sub shall be converted into one share of Common Stock, no par value per share, of the Surviving Corporation.

                  2.05. Procedure for Payment. At the Closing, and against the surrender by the Parent Company of the stock certificate or certificates representing the Company Shares in accordance with ss.7.01 hereof, the Merger Consideration shall be paid by the Buyer to the Parent Company as follows:

                           (a)      the Deposit (exclusive of any interest
accrued thereon) shall be credited against the Merger Consideration and deemed paid by the Buyer to the Parent Company upon the disbursement thereof to the Parent Company in accordance with the Escrow Agreement;

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                           (b)      the sum $3,525,000 shall be paid by the
Buyer to the Parent Company by wire transfer of immediately available funds to a bank account designated in writing by the Parent Company;

                           (c)      the sum of $425,000 shall be paid by the
Buyer on behalf of the Parent Company to BT Alex Brown Incorporated by wire transfer of immediately available funds to a bank account designated in writing by BT Alex Brown Incorporated, which amount shall be credited against the Merger Consideration and deemed paid by the Buyer to the Parent Company; and

                           (d)      the sum of $200,000 (the "J.W. Childs
Holdback") shall be deposited at the Closing into an interest-bearing escrow account maintained with or by an escrow holder mutually acceptable to the Parties the ("J.W. Childs Holdback Agent") pursuant to the terms of the Holdback Escrow Agreement, to be used solely for the purpose of indemnifying Buyer as provided in ss.9.03(a)(i). The remaining balance of the J.W. Childs Holdback (after any and all reductions for the amounts payable to the Buyer pursuant to ss.9.03(a)(i), and upon the J.W. Childs Holdback Agent's receipt of Buyer's and the Parent Company's joint written instructions), together with all interest accrued on such holdback, shall be released to the Parent Company upon Final Resolution of the J.W. Childs Litigation.

                           (e)      the sum of $350,000 (the "Leasehold Consent
Holdback") shall be deposited at the Closing into an interest-bearing escrow account maintained with or by an escrow holder mutually acceptable to the Parties (the "Leasehold Consent Holdback Agent", together with the J.W. Childs Holdback Agent, the "Holdback Agent") pursuant to the terms of the Holdback Escrow Agreement, to be used solely for the purposes of indemnifying Buyer as provided in ss.9.03(a)(ii). The remaining balance of the Leasehold Consent Holdback (after any reductions for the amounts payable to Buyer pursuant to ss.9.03(a)(ii), and upon the Leasehold Consent Holdback Agent's receipt of Buyer's and the Parent Company's joint written instructions), together with all interest accrued thereon, shall be released to the Parent Company on the earlier of (i) the one-year anniversary date of the Closing, or (ii) Buyer's receipt of each leasehold consent it shall have reasonably required pursuant to ss.6.01 below.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to the Buyer and the Merger Sub that the statements contained in this Article III are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III and the disclosure in any paragraph shall not qualify other paragraphs in this Article III, unless such disclosure expressly qualifies other paragraphs.

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                  3.01. Organization, Qualification, and Corporate Power. Each
of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to conduct business and is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of the Company and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is presently engaged and to own and use the properties as presently owned and used by it.

                  3.02. Capitalization. The entire authorized capital stock of the Company consists of 10,000 shares of common stock, of which 1,794 Company Shares are issued and outstanding, and no Company Shares are held in treasury. All of the issued and outstanding Company Shares are owned by the Parent Company and have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding and authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

                  3.03. Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Company, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements by the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Upon due execution and delivery by the Company, the Ancillary Agreements will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

                  3.04. Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements by the Company, nor the consummation of the transactions contemplated hereby and thereby, will except as provided in the Disclosure Schedule under the caption referencing this ss.3.04(i), result in a material violation by the Company of any constitution, statute, regulation, rule, injunction, judgment, written order, decree or ruling of any government, governmental agency, or court to which any of the Company or its Subsidiaries is subject, or any provision of the charter or bylaws of any of the Company or its Subsidiaries, or except as provided in the Disclosure Schedule under the caption referencing this ss.3.04(ii), conflict with, result in a breach of, constitute a default under, result in the acceleration of any debt, create in any party the right to accelerate any debt, terminate, modify, or cancel any Material Contract, or require any notice or consent under any Material Contract to which any of the Company or its Subsidiaries is a party or by which they are bound or to which any of their assets is subject (or result in

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the imposition of any Security Interest upon any of its assets). Except as provided in the Disclosure Schedule under the caption referencing this ss.3.04, none of the Company or any Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Company to consummate the transactions contemplated by this Agreement.

                  3.05. Financial Statements. The Company has delivered to Buyer copies of the audited consolidated balance sheets of the Company for each of the past five years (the "Financial Statements"), and has delivered an unaudited consolidated balance sheet as of March 13, 1998 (the "March Balance Sheet"), as attached hereto as Exhibit D. The Financial Statements and the March Balance Sheet (except that the March Balance Sheet is subject to normal year-end accruals and adjustments and lacks footnotes and other presentation items) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company and its Subsidiaries as of the indicated dates and the results of operations of the Company and its Subsidiaries for the indicated periods, are correct and complete in all material respects, and are consistent with the books and records of the Company and its Subsidiaries in all material respects.

                  3.06. Undisclosed Liabilities. Except as set forth in the Disclosure Schedule under the caption reference this ss.3.06, none of the Company or its Subsidiaries has any liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except (i) as reflected in the March Balance Sheet, or (ii) liabilities which have arisen after the March Balance Sheet in the Ordinary Course of Business (including liabilities for current Taxes).

                  3.07. Brokers' Fees. None of the Company or its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except with respect to BT Alex. Brown, which fees or commissions shall be paid by the Parent Company.

                  3.08. No Material Adverse Change. Since the date of the March Balance Sheet, there has been no material adverse change in the assets, financial condition, operating results, or supplier relations, or business condition of the Company or any of its Subsidiaries (a "Material Adverse Change"). A "Material Adverse Change" shall be limited to the following:

                           (a)      The actual aggregate net restaurant sales
revenues of the Company and its Subsidiaries during the four (4) four (4) week periods ending on April 10, May 8, June 5 and July 3, 1998 (collectively, the "Test Period") are less than ninety-five and seventy-five hundredths percent (95.75%) of the budgeted aggregate net restaurant sales revenues for the Test Period, and the actual aggregate EBITDA of the Company and its Subsidiaries for the Test Period is below the budgeted aggregate EBITDA for the Test Period;

                           The following is an example of the Test Period
calculation referred to in clause (a) above, as well as in clause (b) below. The budgeted aggregate net restaurant sales revenues for the fiscal year ending September 25, 1998 comprised of thirteen 4-week periods was $140,666,028. The reported aggregate net restaurant sales revenues for the 6 periods ended March 13, 1998 was $67,383,743. The aggregate net restaurant sales revenues for the 7th, 8th, 9th and 10th period ending July 3, 1998 (the "Test Period") shall therefore cumulatively total not less than $39,328,045, calculated as follows:

Budgeted Net Restaurant Sales Revenues For FY 9/25/98     =     $  140,666,028
     Less Budgeted Net Revenues Per the Company's
         Initial Budget for Periods 11 thru 13            =       ( 27,975,934)

     Less Actual Net Restaurant Sales Revenues Per Data
         Provided For Periods 1 thru 6                    =       ( 67,383,743)
                                                                --------------

Expected Total Net Restaurant Sales Revenues for
     Periods 7 thru 10                                    =     $   45,306,351

Maximum 4.25% x 140,666,028
     Decline Factor Allowed                               =       (  5,978,306)
                                                                --------------

Maximum Net Restaurant Sales Revenues - 7 thru 10         =     $   39,328,045
                                                                ==============

                           (b)      The actual aggregate net restaurant sales
revenues of the Company and its Subsidiaries during the Test Period are less than ninety-five percent (95%) of the budgeted aggregate net restaurant sales revenues for the Test Period;

                           (c)      If, as of any period end date during the
Test Period, the total liabilities (excluding stockholders equity and intercompany debt) of the Company and its Subsidiaries are determined, in accordance with GAAP consistently applied, to be more than $2,000,000 greater than the total liabilities shown on the March Balance Sheet;

                           (d)      Any single transaction undertaken by the
Company outside of the Ordinary Course of Business involving a single payment or aggregate payments or the incurrence of a liability or obligation in excess of $250,000 (unless consented to in writing by the Buyer);

                           (e)      The depletion of the total inventories of
all of the restaurants owned by the Company or any of its Subsidiaries (directly or indirectly), or Pacific Basin Foods, Inc. in an amount greater than twenty-five percent (25%) of their respective levels on July 3, 1998 (the inventories levels of such restaurants and Pacific Basin Foods, Inc. shall be measured by the Company on the Sunday immediately prior to the Closing Date or the Extended Closing Date, as applicable, and an inventory report, which shall be certified as accurate and complete by the President of the Company, shall be delivered to Buyer no less than three business days prior to the Closing); or

                           (f)      Any sale, closure or ceasing of operations
by the Company or any of its Subsidiaries of any restaurant (except for the restaurants located at College Park, Indiana; Las Vegas, Nevada; Daly City, California; and Warren, Michigan) held by it (directly or indirectly) after the date of this Agreement without Buyer's prior written consent. If the Company or any of its Subsidiaries sells any of the foregoing excepted restaurants, the Company shall place the net sales proceeds from any such sale in a segregated account, and such proceeds shall remain in such account for the benefit of Buyer until the earlier of the Closing or the termination of this Agreement; provided, however, with Buyer's written consent, which consent shall not be unreasonably withheld, such proceeds may be used by the Company to pay accounts payable to non-Affiliates.

                  3.09. Absence of Certain Developments. Except as provided in the Disclosure Schedule under the caption referencing this ss.3.09, since the date of the March Balance Sheet, the Company and its Subsidiaries have operated only in the Ordinary Course of Business and have not:

                           (a)      mortgaged, pledged or subjected to any
lien, charge or any other encumbrance, any of its assets with a fair market value in excess of $25,000, except (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the Ordinary Course of Business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits or employees under workers' compensation laws, or (iv) liens voluntarily created in the Ordinary Course of Business and in accordance in all material respects with all applicable laws, rules and regulations, all of which liens aggregate less than $50,000;

                           (b)      discharged or satisfied any lien or
encumbrance or paid any liability, in each case with a value in excess of $25,000, other than current liabilities paid in the Ordinary Course of Business;

                           (c)      sold, assigned or transferred (including,
without limitation, transfers to any employees, Affiliates or shareholders) any tangible assets with a fair market value in excess of $25,000, or canceled any debt or claim greater than $25,000, except, in each case, in the Ordinary Course of Business;

                           (d)      sold, assigned or transferred (including,
without limitation, transfers to any employees, Affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

                           (e)      to the Knowledge of the Company, disclosed,
to any Person other than the Buyer or the Merger Sub and authorized representatives of the Buyer or the Merger Sub (other than Credit Suisse First

Boston, Ralston Purina, the landlords under the Leases, the lessors under Material Contracts, the Parent Company, the Subsidiaries, the Japanese trustees and lenders of the Parent Company, BT Alex. Brown Incorporated, the legal counsel, accountants and other professional advisors to the Company, the Parent Company, or any of the Subsidiaries of the Company, any proprietary confidential information, other than in the Ordinary Course of Business pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in the Disclosure Schedule under the caption referencing this ss.3.09 and is in full force and effect on the date hereof;

                           (f)      declared or paid any dividends or other
distributions with respect to any shares of the Company's capital stock or redeemed or purchased, directly or indirectly, any shares of the Company's capital stock or any options to acquire such capital stock;

                           (g)      issued, sold or transferred any of its
equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

                           (h)      entered into any transaction other than in
the Ordinary Course of Business with any "Insider" (as defined in ss.3.19 hereof), other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Schedule or the transactions expressly contemplated by this Agreement;

                           (i)      suffered any theft, damage, destruction or
loss of or to any property or properties owned or leased by it, in each case in excess of $25,000, other than in the Ordinary Course of Business, whether or not covered by insurance;

                           (j)      made or granted any bonus or any wage,
salary or compensation increase to any director, officer, employee who earns more than $50,000 per year other than in the Ordinary Course of Business, or made or granted any increase in benefits available under any Plan or Other Arrangement other than in the Ordinary Course of Business, or amended or terminated any existing Plan or Other Arrangement, or adopted any new Plan or Other Arrangement or made any commitment or incurred any liability to any labor organization;

                           (k)      made any single capital expenditure or
commitment therefor in excess of $25,000 other than in the Ordinary Course of Business or except as contemplated in the budgets of the Company;

                           (l)      made any loans or advances to, or
guarantees for the benefit of, any individuals in excess of $25,000 other than in the Ordinary Course of Business;

                           (m)      made charitable contributions or pledges
which in the aggregate exceed $25,000; or

                           (n)      made any change in accounting principles or
practices from those utilized in the preparation of the Financial Statements, except as otherwise required by GAAP.

                  3.10.    Title to Properties.

                           (a)      The real property owned by the Company or
its Subsidiaries or demised to any of them under the leases (the "Leases") described under the caption referencing this ss.3.10 in the Disclosure Schedule constitutes all of the real property owned, leased or occupied by the Company (the "Real Property"). Except as set forth in the Disclosure Schedule, the Real Property has access, sufficient for the conduct of the Company's business as now conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, as presently used in the operation of the business of the Company at that location. Except as indicated in the Disclosure Schedule under the caption referencing this Section 3.10(a), the Real Property owned by the Company or its Subsidiaries, and to the Knowledge of the Company, the Real Property leased by any of them, has parking availability sufficient to satisfy in all material respects all applicable laws, regulations or other legal requirements.

                           (b)      Except as indicated in the Disclosure
Schedule under the caption referencing this Section 3.10(b), the Leases are in full force and effect, and the Company or one of its Subsidiaries holds a valid and existing leasehold interest under each of the Leases for the term set forth under such caption in the Disclosure Schedule. The Company has delivered to Buyer, or has provided Buyer access to, complete and accurate copies of each of the Leases, and none of the Leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Buyer. Except as provided in the Disclosure Schedule under the caption referencing this Section 3.10(b), the Company is not in default, and to the Company's Knowledge, no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default by the Company under any of the Leases; nor, to the Company's Knowledge, is any other party to any of the Leases in material default.

                           (c)      The Company or one of its Subsidiaries owns
good and marketable title to each parcel of Real Property identified in the Disclosure Schedule under the caption referencing this ss.3.10 as being owned by the Company or one of its Subsidiaries and to each of the tangible properties and tangible assets reflected on the March Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current Taxes not yet due and payable, (ii) the properties subject to the Leases or equipment leases, (iii) assets disposed of since the date of the March Balance Sheet in the Ordinary Course of Business, (iv) liens imposed by law, (v) liens incurred in the Ordinary Course of Business for obligations not yet due to carriers, warehousemen, laborers and materialmen,
(vi) purchase money liens arising in the Ordinary Course of Business, (vii) liens securing rental payments under capital lease arrangements, and (viii) except as provided in the Disclosure Schedule under the caption referencing this Section 3.10(c).

                           (d)      All of the buildings, machinery, equipment
and other tangible assets, including, without limitation, cooking and food preparation equipment, utensils, dishes, plates, kitchenware and other similar materials, presently used in the conduct of the Company's business are in operating condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business as presently used, except for routine maintenance and repairs and except to the extent that the operating condition of any of the foregoing would not have a Material Adverse Effect. To the Company's Knowledge, there are no structural, mechanical or physical defects, ordinary wear and tear excepted, in such assets which, in the aggregate, materially adversely affect the operation or value of such assets as presently operated. The Company owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted.

                           (e)      To the Company's Knowledge, neither the
Company nor any Subsidiary is in violation of any applicable zoning ordinance or other law, regulation or legal requirement relating to the permitted uses of any properties used in the operation of its business, and neither the Company nor any Subsidiary has received in the past 5 years any written notice of any such violation, or any written notice of the existence of any condemnation proceeding with respect to any of the Real Property, except, in each case, with respect to violations the consequences of which do not or, to the Knowledge of the Company, could not reasonably be expected to have a Material Adverse Effect.

                           (f)      The Company and its Subsidiaries have no
Knowledge of improvements made or contemplated to be made by any public authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and except as disclosed in the Disclosure Schedule, there are no such present special taxes or charges.

                  3.11. Inventory. The Company's and its Subsidiaries' Inventory includes foodstuffs of a quality and quantity usable and reasonably salable in the Ordinary Course of Business.

                  3.12.    Tax Matters.

                           (a)      Each of the Company and any Subsidiary
(each, a "Tax Affiliate" and, collectively, the "Tax Affiliates"), has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements (other than immaterial items) ("Returns") required to be filed by or with respect to it in respect of any "Taxes" (as defined in subsection (1) below) or required to be filed by or with respect to it by any taxing authority having jurisdiction, and all such Returns are true and complete in all material respects; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) timely and properly paid, or will timely and properly pay all Taxes coming due and payable by them after the date hereof, but, in any event, on or prior to the Closing Date; (iv) established in accordance with GAAP and consistent with past practice, reserves that are adequate for the payment of all income taxes due and payable, the amount of which as of July 3, 1998 is set forth under the caption referencing this ss.3.12(a) in the Disclosure Schedule; and (v) complied in all material respects with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws), and timely and properly paid over to the proper governmental authorities all Taxes (other than immaterial items) required to be so withheld and paid over by any of them under all applicable laws.

                           (b)      There are no liens for Taxes upon any
assets of the Company or of any Tax Affiliate, except liens for Taxes not yet due and payable, except as otherwise disclosed in the Disclosure Schedule under the caption referencing this Section 3.12(b).

                           (c)      Except as set forth in the Disclosure
Schedule under the caption referencing this Section 3.12(c): (i) no deficiency for any Taxes has been proposed, asserted or assessed in writing against the Company or the Tax Affiliates that has not been resolved and paid in full in accordance with such resolution; (ii) no waiver, extension or comparable consent given by the Company or the Tax Affiliates regarding the application of the statute of limitations with respect to the assessment of any Taxes or the examination of any Returns is outstanding, nor is any written request for any such waiver or consent pending; (iii) there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns during the past five (5) years, nor is any such Tax audit or other proceeding presently pending, nor has there been any written notice to the Company by any taxing authority regarding any such Tax, audit or other proceeding, or, to the Knowledge of the Company, is any such Tax audit or other proceeding overtly threatened with regard to any Taxes or Returns; and (iv) the Company has no Knowledge of any unresolved questions, claims or disputes by or with any taxing authority, concerning the liability for Taxes of the Company or the Tax Affiliates which would exceed the reserves established on its books and records.

                           (d)      Neither the Company nor any Tax Affiliate
has requested any extension of time within which to file any Return, which Return has not since been filed on or prior to the extended due date thereof.

                           (e)      Section 3.12(e) of the Disclosure Schedule
sets forth, by Company and Subsidiary, each state and foreign jurisdiction in which each such Company and Subsidiary is presently required, or has been at any time in the past five (5) years required, to file or be included in a Return for income Taxes.

                           (f)      Neither the Company nor any Subsidiary is a
party to or is bound by or has any obligation under any Tax sharing allocation or indemnity agreement or similar contract or arrangement, except as disclosed in the Disclosure Schedule.

                           (g)      Neither the Company nor any Tax Affiliate
is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not cause payments to be made by the Company or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

                           (h)      No property of the Company or any Tax
Affiliate is property that the Company or any Tax Affiliate is or will be required to treat as being owned by another Person (other than the Company or any Tax Affiliate) under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

                           (i)      None of the assets of the Company or of any
Subsidiary presently secures any debt the interest on which is tax exempt under
Section 103 of the Code or any similar state statute.

                           (j)      The Company and each Subsidiary uses the
accrual method of accounting for income tax purposes and, except as disclosed in the Disclosure Schedule, has not made any change in accounting methods during the past five (5) years, received a written ruling from any taxing authority or signed a written closing or similar agreement with any taxing authority. Neither the Company nor any Subsidiary has agreed in writing during the past five (5) years, nor is it required (nor will it be required as a result of any of the transactions contemplated herein), to make any adjustment under Section 481 of the Code by reason of a change in accounting method, except as disclosed in the Disclosure Schedule.

                           (k)      To the Company's Knowledge, all
transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of federal income tax (within the meaning of Section 6662 of the Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns to be filed after the date hereof and before the Closing Date, will be reported in such a manner or adequately disclosed) on such Returns in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

                           (l)      No consent under Section 341(f) of the
Code has been filed with respect to the Company.

                           (m)      No Subsidiary of the Company is or has
ever been an "FSC" (within the meaning of Section 922 of the Code).

                           (n)      The Company has not been a United States
real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                           (o)      To the Company's Knowledge, neither the
Company nor any Subsidiary is subject to liability as a transferee pursuant to Code Section 6901 et seq. or otherwise, nor will Buyer be subject, directly or indirectly, to such liability as a direct or indirect result of Buyer's acquisition of the Company.

                           (p)      For purposes of this Agreement, the term
"Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, VAT, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, employee, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company or any Tax Affiliate. The term "Taxes" includes any liability for the payment of any amounts of any of the foregoing types of Taxes as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other member of an affiliated, consolidated, combined or unitary group.

                  3.13.    Contracts and Commitments.

                           (a)      The Disclosure Schedule, under the caption
referencing this ss.3.13, lists the following contracts, commitments and/or binding understandings, whether oral or written, to which the Company or any Subsidiary is a party, which are currently in effect, and which relate to the operation of the Company or any Subsidiary's business (collectively, "Material Contracts"):

                                    (i)     all employment or consulting
agreements (other than hourly employment arrangements), any employee benefit plan or a union or collective bargaining agreement;

                                    (ii)    all bonus, pension, profit sharing,
retirement or other form of deferred compensation plan, other than as described under the caption referencing ss.3.17 in the Disclosure Schedule and other than discretionary bonuses for hourly employees;

                                    (iii)   all distributor, dealer,
manufacturer's representative, sales agency or advertising agency contracts obligating the Company or a Subsidiary to make annual payments in excess of $25,000;

                                    (iv)    all contracts involving annual
payments in excess of $25,000 terminable by the other party thereto upon a change of control of the Company or upon the failure of the Company to satisfy financial or performance criteria specified in such contract as provided therein;

                                    (v)     all leases of personal property
involving annual payments in excess of $50,000 (to the extent not otherwise disclosed in the Disclosure Schedule under the caption referencing ss.3.10 hereof);

                                    (vi)    all contracts between or among the
Company, any director, officer or employee thereof or any member of his or her family or any entity affiliated with any such person relating in any way to the Company (to the extent not otherwise disclosed in the Disclosure Schedule under the caption referencing ss.3.19 hereof);

                                    (vii)   all contracts, agreements or
understandings relating to the voting of the Company Shares or the election of directors of the Company;

                                    (viii)  all contracts relating to the
performance and payment of any surety bond or letter of credit involving amounts in excess of $25,000 required to be maintained by the Company or any Subsidiary;

                                    (ix)    all confidentiality or
non-disclosure agreements material to the operations of the Company's or any Subsidiary's business;

                                    (x)     all stock purchase or stock option
plans;

                                    (xi)    all agreements or indentures
relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Security Interest in amount in excess of $25,000 on any of the assets of the Company or any Subsidiary;

                                    (xii)   all guaranties of any obligation of
any Person (other than inter-company guaranties of the Leases) for borrowed money or otherwise;

                                    (xiii)  all contracts or group of related
contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $50,000;

                                    (xiv)   all contracts or group of related
contracts with the same party continuing over a period of more than six months from the date or dates thereof and involving aggregate annual payments in excess of $50,000, not terminable by the Company or any Subsidiary on 30 days' or less notice without penalty;

                                    (xv)    all contracts which prohibit the
Company or any Subsidiary from freely engaging in business anywhere in the world;

                                    (xvi)   all license agreements or
agreements providing for the payment or receipt of royalties or other compensation by the Company or any Subsidiary from or to any Person (other than inter-company payments of royalties) in connection with the intellectual property rights listed under the caption referencing ss.3.14 hereof in the Disclosure Schedule;

                                    (xvii)  all contracts or commitments for
capital expenditures in excess of $25,000;

                                    (xviii) all agreements for the sale of any
capital asset involving an amount in excess of $25,000; and

                                    (xix)   any other agreement that is
material to the business, financial condition or results of operation of the Company or any Subsidiary or was not entered into in the Ordinary Course of Business involving annual payments in excess of $50,000.

                           (b)      Except as disclosed in the Disclosure
Schedule under the caption referencing this Section 3.13(b) and as provided for in ss.7.01(m), the Company and its Subsidiaries have performed in all material respects all obligations required to be performed by them under the Material Contracts required to be disclosed in the Disclosure Schedule under the caption referencing this ss.3.13 and is not in receipt of any written claim of default under any Material Contract required to be disclosed under such caption. Except as disclosed in the Disclosure Schedule referencing this Section 3.13, the Company and its Subsidiaries have no present expectation or intention of not fully performing any material obligation pursuant to any Material Contract required to be disclosed under such caption. The Company has no Knowledge of any material breach or anticipated material breach by any other party to any Material Contract required to be disclosed under such caption.

                           (c)      The Company will supply a true and correct
copy of each written Material Contract and a written description of each oral Material Contract referred to under the caption referencing this Section 3.13(c) in the Disclosure Schedule, together with all amendments, waivers or other changes thereto.

                  3.14. Intellectual Property Rights. Schedule 3.14 of the Disclosure Schedule lists certain trademarks, trade names, service marks and corporate names owned by the Company or its Subsidiaries and used in the conduct of the business as now conducted. Schedule 3.14 of the Disclosure Schedule sets forth a general description of all other rights in patents, patent applications, trademarks, service marks, trade names, corporate names, registered copyrights, mask works or other intellectual property rights owned by, licensed to or otherwise controlled by the Company and used in or developed for use in the conduct of the Company's or any Subsidiary's business as now conducted. To the Company's Knowledge the Company or its Subsidiaries owns and possesses all right, title and interest, or holds a valid license, in and to the rights set forth under Schedule 3.14 and, to the Knowledge of the Company, owns and possesses all right, title and interest, or holds a valid license, in and to the rights set forth under Schedule 3.14 and all trade secrets and know how owned by or licensed to the Company and its Subsidiaries and used in or developed for use in the conduct of the Company's and its Subsidiaries' business as now conducted.
Schedule 3.14 of the Disclosure Schedule also describes all intellectual property rights which have been licensed to third parties and those intellectual property rights which are licensed from third parties. To the Company's Knowledge, the Company and its Subsidiaries have taken all Commercially Reasonable Efforts to protect the intellectual property rights set forth in
Schedule 3.14. To the Company's Knowledge, the Company and its Subsidiaries have taken all Commercially Reasonable Efforts to protect the intellectual property rights set forth in Schedule 3.14 and all know how and trade secrets owned by or licensed to the Company or its Subsidiaries and used in or developed for use in the conduct of the Company's and its Subsidiaries' business as now conducted, except to the extent that the failure to take any such action would not have a

Material Adverse Effect. Except as disclosed in the Disclosure Schedule, the Company and its Subsidiaries have not received any written notice of, nor are there any facts to the Company's Knowledge which indicate a reasonable likelihood of any infringement or misappropriation by, or conflict from, any third party with respect to the intellectual property rights owned by or licensed to the Company and its Subsidiaries and used in or developed for use in the conduct of the Company's and its Subsidiaries' business as now conducted which could have a Material Adverse Effect. Except as disclosed in the Disclosure Schedule under this ss. 3.14, the Company and its Subsidiaries have not received any written claim by any third party contesting the validity of any intellectual property rights listed in the Disclosure Schedule during the past five (5) years, and no such claim by any third party is currently pending before any, court or governmental agency, or to the Company's Knowledge is overtly threatened. Except as disclosed in the Disclosure Statement under this ss. 3.14, the Company and its Subsidiaries have not received any written notice of any infringement, misappropriation or violation by the Company or any Subsidiary of any intellectual property rights of any third parties and to the Company's Knowledge, the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated any such intellectual property rights of such third parties.

                  3.15. Litigation. Except as set forth in the Disclosure Schedule under the caption referencing this ss.3.15, there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of the Company, overtly threatened against the Company or any of its Subsidiaries, at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign and none of such actions, suits, orders or investigations are expected to have a Material Adverse Effect.

                  3.16.    Employees.

                           (a)      The Company and its Subsidiaries have
complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other payroll-related taxes. The Company and its Subsidiaries have no strikes, slowdowns or work stoppages presently pending and, to the Knowledge of the Company and its Subsidiaries, no strikes, slowdowns or work stoppages are overtly threatened. Except as set forth on the Disclosure Schedule referring to this ss.3.16, there are no workers' compensation claims pending against the Company or its Subsidiaries, nor does the Company have any Knowledge of any unreported workplace injuries that would give rise to a reasonable basis for such a claim. To the Knowledge of the Company, no employee of the Company or its Subsidiaries is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee be employed by the Company or its Subsidiaries. To the Knowledge of the Company, no employee or former employee of the Company or its Subsidiaries has any claim of ownership with respect to any intellectual property rights owned by the Company, as set forth under the caption referencing ss.3.14 hereof in the Disclosure Schedule. The Disclosure Schedule, under the caption referencing this ss.3.16, lists, as of the date set forth in the Disclosure Schedule, each employee of the Company and its Subsidiaries and the position, remuneration (including any scheduled salary or remuneration increases), and date of employment, and for administrative employees only, the position and accrued and vested vacation pay of each such employee.

                           (b)      Except as disclosed in the Disclosure
Schedule under the caption referencing this Section 3.16(b), (i) neither the Company nor any of its Subsidiaries is a party to any pending litigation by former employees relating to the termination of their employment, nor, to the Knowledge of the Company, are there any overt threats to file such litigation;
(ii) neither the Company nor any of its Subsidiaries is a party to any written employment agreement or personnel policy restricting the Company's right to terminate the employment relationship with its employees; and (iii) to the Knowledge of the Company, no facts or circumstances exist that could provide a reasonable basis for a claim of wrongful termination by any former employee of the Company or its Subsidiaries against the Company or its Subsidiaries.

                           (c)      Neither the Company nor any of its
Subsidiary has loans outstanding (except advances against accrued salaries or for business travel, lodging, moving expenses or other expenses in the normal course of business) to any employee of the Company or any Subsidiary.

                           (d)      Neither the execution and delivery of this
Agreement, nor the consummation of the transactions contemplated hereby will, in and of themselves, entitle any executive officer or employee of the Company or any of its Subsidiaries to any monetary payment under any incentive bonus agreement or similar program or contract.

                  3.17.    Employee Benefits.

                           (a)      Definitions.  The following terms, when
used in this Section 3.17, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                                    (i)     Benefit Arrangement.  "Benefit
Arrangement" shall mean any employment, consulting, severance, parachute or change in control, or other similar contract, agreement, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, and (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or an

ERISA Affiliate or under which the Company, any Subsidiary of the Company, or any ERISA Affiliate may incur any liability.

                                    (ii)    Code.  "Code" shall mean the
Internal Revenue Code of 1986, as amended.

                                    (iii)   Employee Plans.  "Employee Plans"
shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

                                    (iv)    ERISA.  "ERISA" shall mean the
Employee Retirement Income Security Act of 1974, as amended.

                                    (v)     ERISA Affiliate.  "ERISA Affiliate"
shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, the Company or any Subsidiary of the Company, as defined in Section 414(b), (c), (m) or (o) of the Code, or under "common control" with the Company or any Subsidiary of the Company, within the meaning of Section 4001(b)(1) of ERISA.

                                    (vi)    Multiemployer Plan.  "Multiemployer
Plan" shall mean any "multiemployer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA, (A) which the Company, any Subsidiary of the Company, or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or (B) under which the Company, any Subsidiary of the Company, or any ERISA Affiliate has incurred or may incur any liability.

                                    (vii)   Pension Plan.  "Pension Plan" shall
mean any "employee pension benefit plan," as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which the Company, any Subsidiary of the Company, or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or (B) under which the Company, any Subsidiary of the Company, or any ERISA Affiliate has incurred or may incur any liability.

                                    (viii)  Welfare Plan.  "Welfare Plan" shall
mean any "employee welfare benefit plan," as defined in Section 3(1) of ERISA (other than a Multiemployer Plan), which the Company, any Subsidiary of the Company, or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, prior to the Closing Date, maintained, administered, contributed to or was required to contribute to or, (B) under which the Company, any Subsidiary of the Company, or any ERISA Affiliate has incurred or may incur any liability.

                           (b)      Disclosure; Delivery of Copies of Relevant
Documents and Other Information. Schedule 3.17 contains a complete list of

Employee Plans which cover employees or former employees of the Company or any Subsidiary of the Company. The Employee Plans that cover employees or former employees of the Company or any Subsidiary of the Company are referred to herein as the "Company Employee Plans." True and complete copies of each of the following documents have been delivered by the Company to Buyer with respect to each Company Employee Plan: (i) each plan document (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the employees and former employees of the Company or any Subsidiary of the Company and all insurance contracts, annuity contracts or other funding instruments relating thereto, and a complete description of any Company Employee Plan which is not in writing, (ii) the most recent Annual Report on Form 5500 filed (if any) with respect such Company Employee Plan and (iii) a description setting forth the amount of any liability of the Company or any Subsidiary of the Company as of the Closing Date for payments more than thirty (30) calendar days past due with respect to such Company Employee Plan.

                           (c)      Representations.

                                    (i)     Pension Plans.  No Company Employee
Plan is a Pension Plan. There are no Pension Plans under which the Company or any Subsidiary of the Company has incurred or may incur any liability. Neither the Company nor any Subsidiary of the Company has engaged in, and is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069(a) of ERISA.

                                    (ii)    Multiemployer Plans.  No Company
Employee Plan is a Multiemployer Plan. Except as disclosed in the Disclosure Schedule under the caption referencing this ss.3.17(c)(ii), there are no Multiemployer Plans under which the Company or any Subsidiary of the Company has incurred or may incur liability. Neither the Company nor any Subsidiary of the Company has engaged in, and is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA.

                                    (iii)   Welfare Plans.  There are no
Welfare Plans (other than the Welfare Plans that are Company Employee Plans) under which the Company or any Subsidiary of the Company has incurred or may incur liability. Except as disclosed in the Disclosure Schedule under the caption referencing this ss.3.17(c)(iii), each Welfare Plan that is a Company Employee Plan has been maintained in compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including without limitation ERISA and the Code. Neither the Company, any Subsidiary of the Company nor any Welfare Plan that is a Company Employee Plan has any present or future obligation to make any payment to, or with respect to any employee or former employee of the Company or any Subsidiary of the Company pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent the Company or any Subsidiary of the Company from amending or terminating any such benefit plan or Welfare Plan. Each Welfare Plan that is a Company Employee Plan and which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times. Each Welfare Plan that is a Company Employee Plan has been maintained in compliance with Sections 9801 to 9806 of the Code. Any trust maintained in connection with a Welfare Plan that is a Company Employee Plan is a "voluntary employees' beneficiary association" that is tax-exempt under
Section 501(c)(9) of the Code. Except as disclosed in the Disclosure Schedule under the caption referencing this ss.3.17(c)(iii), any Welfare Plan or Benefit Arrangement that is a Company Employee Plan and that is intended to be a "cafeteria plan" under Section 125 of the Code satisfies the requirements of
Section 125 of the Code and the regulations thereunder.

                                    (iv)    Benefit Arrangements.  Each Benefit
Arrangement that is a Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including without limitation the Code.

                                    (v)     Unrelated Business Taxable Income.
No Company Employee Plan (or trust or other funding vehicle pursuant thereto) is subject to any tax under Code Section 511.

                                    (vi)    Deductibility of Payments.  Except
as disclosed in the Disclosure Schedule referencing this ss.3.17(c)(vi), there is no Company Employee Plan or other contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Subsidiary of the Company that, individually or collectively, provides for the payment by the Company or any Subsidiary of the Company of any amount (i) that is not deductible by the Company or any Subsidiary of the Company under Section 162(a)(1), 404 or 419 of the Code, whichever is applicable, (ii) for which the deduction by the Company or any Subsidiary of the Company would be disallowed under Section 162(m) of the Code, or (iii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

                                    (vii)   Fiduciary Duties and Prohibited
Transactions. Except as disclosed in the Disclosure Schedule under the caption referencing this ss.3.17(c)(vii), neither the Company, any Subsidiary of the Company nor any plan fiduciary of any Welfare Plan that is a Company Employee Plan has, with respect to a Company Employee Plan, engaged in any transaction in violation of Section 406 of ERISA for which no exemption exists under
Section 408 of ERISA, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither the Company nor any Subsidiary of the Company has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Company Employee Plan (or other employee benefit plan subject to ERISA) or been assessed any civil penalty under Section 502(l) of ERISA.

                                    (viii)  Litigation.  Except as disclosed in
the Disclosure Schedule under the caption referencing ss.3.17(c)(viii), there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Company Employee Plan that is pending, threatened or anticipated against the Company, any Subsidiary of the Company, or any Company Employee Plan.

                                    (ix)    No Amendments.  Neither the Company
nor any Subsidiary of the Company has announced any plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of the Company, any Subsidiary of the Company, or to amend or modify any Company Employee Plan, except as disclosed in the Disclosure Schedule.

                                    (x)     Other Liabilities.  No event has
occurred in connection with which the Company, any Subsidiary of the Company or any Company Employee Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plans or (B) pursuant to any obligation of the Company or any Subsidiary of the Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans. Neither the Company nor any Subsidiary of the Company has material liability for unpaid contributions, reserves or premiums with respect to any Company Employee Plan under the terms of such Company Employee Plan (including any related funding arrangement). Neither the Company nor any Subsidiary of the Company has incurred any excise tax under Chapter 43 of the Code.

                  3.18. Insurance. The Company and its Subsidiaries have during the past five (5) years maintained insurance relating to its business and covering property, fire, casualty, liability, life, workers' compensation, product liability and all other forms of insurance described in the Disclosure Schedule. Such insurance: (i) is in full force and effect; (ii) to the Company's Knowledge, is sufficient for compliance in all material respects with all requirements of applicable law and of any contract or agreement to which the Company or any Subsidiary is subject; and (iii) is valid, outstanding and enforceable. The Disclosure Schedule, under the caption referencing this ss.3.18, lists all insurance policies currently maintained by the Company and its Subsidiaries, and identifies, for each policy, the type of coverage, the insurance carrier, the term of such policy, the annualized premium, the policy limits and deductibles.

                  3.19. Affiliate Transactions. Except as disclosed under the caption referencing this ss.3.19 in the Disclosure Schedule, and except for compensation and benefits received for services rendered as an officer, director or employee of the Company or any Subsidiary in the Ordinary Course of Business, and other than pursuant to this Agreement, no officer, director or employee of the Company or any Subsidiary or any member of the immediate family of any such officer, director or employee, or any entity in which any of such individuals owns any beneficial interest (collectively "Insiders"), has any agreement with the Company or any Subsidiary or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or any Subsidiary. None of the Insiders has any direct or indirect interest in any competitor, supplier or customer of the Company, any Subsidiary or in any person, firm or entity from whom or to whom the Company or any Subsidiary leases any property, or in any other Person with whom the Company or any Subsidiary transacts business of any nature. For purposes of this ss.3.19, the members of the immediate family of an officer, director or employee shall consist of the spouse, parent, children, siblings, mothers and fathers-in-law, sons- and daughters-in-law, and brothers and sisters-in-law of such officer, director or employee.

                  3.20. Customers and Suppliers. The Disclosure Schedule, under the caption referencing this ss.3.20, lists the five (5) largest suppliers of the Company for the year ended December 31, 1997. Since the date of the March Balance Sheet, no supplier listed on the Disclosure Schedule under the caption referencing this ss.3.20 has indicated in writing its intent that it will stop or decrease the rate of business done with the Company or any Subsidiary, except for changes in the Ordinary Course of Business and changes in accordance with or permitted by the terms of the existing contractual arrangements with such suppliers.

                  3.21.    Compliance with Laws; Permits; Consents.

                           (a)      To the Company's Knowledge, the Company,
any Subsidiary and, when acting or purporting to act on behalf of the Company or any Subsidiary, their officers, directors, agents and employees have complied in all material respects with all applicable laws, governmental regulations and ordinances and other legal requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which affect the business of the Company or its Subsidiaries, or the Real Property, and to which the Company or any Subsidiary may be subject, and, except as disclosed in the Disclosure Schedule, no written claim, which seeks to obtain damages or assert penalties in excess of $25,000, have been filed against or received by the Company or any Subsidiary alleging a violation of any such laws, regulations or other requirements. To the Knowledge of the Company, there is no action, pending or overtly threatened, to change the zoning or building ordinances or any other similar laws, rules, regulations or ordinances affecting the permitted uses of the Real Property. The Company and its Subsidiaries are not relying on any exemption from or deferral of any such applicable law, regulation or other legal requirement that would not, to the Company's Knowledge, be available to Buyer after completion of the Merger in the same manner as presently available to the Parent Company.

                           (b)      To the Company's Knowledge, the Company and
its Subsidiaries have, in full force and effect, all material licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct their business and own and operate their properties as currently operated (other than Environmental Permits, as such term is defined in ss.3.22(b) hereof) (collectively, the "Permits"). A true and complete list of all the material Permits is set forth under the caption referencing this ss.3.21 in the Disclosure Schedule. The Company and its Subsidiaries have during the past five (5) years conducted their business in compliance with all terms and conditions of the Permits, except to the extent that the failure to comply with any of the Permits would not have a Material Adverse Effect.

                           (c)      Except as disclosed in the Disclosure
Schedule, neither the Company nor any Subsidiary has during the past five (5) years violated and has any unpaid liability, and has received a written notice or charge asserting any unremedied violation of or unpaid liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

                  3.22.    Environmental Matters.

                           (a)      As used in this ss.3.22, the following
terms shall have the following meanings:

                                    (i)     "Hazardous Materials" shall mean
(a) any substances classified as "hazardous" pursuant to (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC ss.9601, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC ss.6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC ss.1251 et seq., the Clean Air Act of 1966, as amended, 42 USC ss.7401 et seq., the Toxic Substances Control Act of 1976, 15 USC ss.2601 et seq., or the Hazardous Materials Transportation Act, 49 USC ss.5101 et seq., and (ii) the California Health and Safety Code, ss.25100, et seq., and ss.39000, et seq.; (b) asbestos; (c) polychlorinated biphenyls; (d) petroleum, and petroleum-based derivatives, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel; (e) urea formaldehyde; and (f) any substances which are designated as a risk to human health, industrial hygiene or the environment under the Environmental Laws.

                                    (ii)    "Environmental Laws" shall mean the
Resource Conservation and Recovery Act, 42 USC ss.6901 et seq. as amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC ss.9601 et seq. as amended, the Emergency Planning and Community Right-to-Know Act, 42 USC ss.11001 et seq. as amended, the Clean Air Act, 42 USC ss.7401 et seq. as amended, the Federal Water Pollution Control Act, 33 USC ss.1251 et seq. as amended, the Toxic Substances Control Act, 15 USC ss.2601 et seq. as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC ss.136 et seq. as amended, the Porter-Cologne Water Quality Control Act, Cal. Water Code ss.13000 et seq., the Hazardous Substance Account Act, Cal. Health & Safety Code ss.25300 et seq., the Safe Drinking Water and Toxic Enforcement Act, Cal. Health & Safety Code ss.25249.5 et seq., the Hazardous Waste Control Act, Cal. Health & Safety Code ss.25100 et seq., and any other similar federal, state or local law which is in effect as of the date hereof.

                                    (iii)   "Release" shall mean the spilling,
leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping, migrating or any other release, however defined, whether intentional or unintentional, of any Hazardous Material.

                           (b)      The Company and its Subsidiaries have
obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its business and own or operate the Real Property other than permits the absence of which does not have a Material Adverse Effect (collectively, the "Environmental Permits") and such Environmental Permits are listed on the Disclosure Schedule under the caption referencing this ss.3.22(b). A true and complete copy of each such Environmental Permit has been provided by the Company to Buyer prior to the date hereof. To the Company's Knowledge, the Company and its Subsidiaries have conducted their businesses in compliance in all material respects with all terms and conditions of the Environmental Permits. To the Company's Knowledge, the Company and its Subsidiaries have complied in all material respects with legal requirements to file reports and notifications with applicable governmental authorities required to be filed under and pursuant to all applicable Environmental Laws.

                           (c)      Except as disclosed in the Disclosure
Schedule, the Company and its Subsidiaries have no knowledge of any Hazardous Materials (other than items used in the Ordinary Course of Business and in compliance in all material respects with Environmental Laws), whether located upon or beneath the Real Property, nor any knowledge of debris which has been buried beneath the surface of the Real Property. The Company has no Knowledge of any third party having Released Hazardous Materials at the Real Property in violation of Environmental Laws. The Company and its Subsidiaries have not Released any Hazardous Materials on the Real Property in violation of applicable Environmental Law and have complied in all material respects with all applicable federal, state or local laws, rules or regulations governing Hazardous Materials at the Real Property. Without limiting the other provisions of this Agreement, the Company has provided Buyer with copies of any data and/or documents in the Company's and its Subsidiaries possession or control dealing with Hazardous Materials used or Released at the Real Property and any disposal practices or incidents, including without limitation all written governmental correspondence, licenses, surveys and permits regarding same.

                           (d)      Except as set forth in the Disclosure
Schedule under the caption referencing this ss.3.22 neither the Company nor any Subsidiary has received any written notice and has no Knowledge of any violation of applicable Environmental Law.

                           (e)      The Company, its Subsidiaries and the Real
Property are not listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or to the Company's Knowledge any other similar list, schedule, inventory or record of Hazardous Materials or solid waste sites maintained by any federal, state or local agency.

                           (f)      The Company and its Subsidiaries have
disclosed and delivered to Buyer and Merger Sub all environmental reports and investigations in the possession of the Company and its Subsidiaries with respect to the business of the Company and its Subsidiaries and the Real Property.

                           (g)      Except as disclosed in the Disclosure
Schedule, to the Company's Knowledge, no part of the Real Property has been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

                           (h)      No lien has been attached or filed against
the Company, any Subsidiary or the Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law, or (ii) any Release of Hazardous Materials in violation of any Environmental Law.

                  3.23. Disclosure. Neither Article III of this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of the Company and its Subsidiaries pursuant to Article VII hereof nor the Disclosure Schedule nor the Financial Statements, taken as a whole, contains any untrue statement of a material fact regarding the Company, its Subsidiaries or their businesses or any of the other matters dealt with in this Article III relating to the Company, its Subsidiaries or the transactions contemplated by this Agreement, or, to the Knowledge of the Company, omits any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF THE PARENT COMPANY

                  The Parent Company represents and warrants to the Buyer and Merger Sub that the statements contained in this Article IV are correct and complete as of the date of this Agreement:

                  4.01. Organization. The Parent Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  4.02. Ownership of Company Shares. The Parent Company is the owner, beneficially and of record, of all of the issued and outstanding Company Shares, and upon surrender of, and payment for, the stock certificates representing such Company Shares, as provided herein, the Parent Company will convey good and marketable title to such Company Shares, free and clear of all liens, encumbrances, equities and claims whatsoever.

                  4.03. Authorization of Transaction. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Parent Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Parent Company, and no other corporate proceedings are necessary by the Parent Company or otherwise to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Parent Company. This Agreement has been duly executed and delivered by the Parent Company. The Parent Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of the Parent Company, enforceable against the Parent Company in accordance with its terms and conditions. Upon due execution and delivery by the Parent Company, the Ancillary Agreements will constitute the valid and binding obligations of the Parent Company, enforceable against it in accordance with their respective terms.

                  4.04. Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements to which the Parent Company is a party, nor the consummation of the transactions contemplated hereby by Parent Company, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Parent Company is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Parent Company is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parent Company and the Company to consummate the Merger and other transactions contemplated by this Agreement. To the Knowledge of any director or officer of the Parent Company, except as disclosed in the Disclosure Schedule, the Parent Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parent Company and the Company to consummate the Merger and other transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parent Company and the Company to consummate the Merger and other transactions contemplated by this Agreement. The Parent Company shall, within fourteen (14) calendar days following the execution of this Agreement by the Parties, obtain (i) the approval of the Tokyo District Court of this Agreement, the Ancillary Agreements and the transactions contemplated hereunder and thereunder, (ii) the written consents of Asahi Bank, Bank of Tokyo, Dai-Ichi Kangyo Bank, Fuji Bank, Sakura Bank, Sanwa Bank, Tokai Bank and Yasuda Trust & Banking to the Parent Company's transfer of the Company Shares to Buyer or Merger Sub in connection with the Merger contemplated hereunder, (iii) the approval of the Parent Company's Japanese trustees of this Agreement, the Ancillary Agreements and the transactions contemplated hereunder and thereunder and the execution by the Japanese trustees of this Agreement, and (iv) any and all other approvals and consents from Japanese governmental authorities and Japanese third parties, if any, that are necessary for it to consummate the Merger and the other transactions contemplated by this Agreement (collectively, the "Japanese Approvals"). The Japanese Approvals constitute all of the consents

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

and approvals of Japanese governmental authorities and Japanese third parties that are necessary for the Parent Company to consummate the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.

                                    ARTICLE V
                        REPRESENTATIONS AND WARRANTIES OF
                          THE BUYER AND THE MERGER SUB

                  Each of the Buyer and the Merger Sub represents and warrants to the Company and the Parent Company that the statements contained in this
Article V are correct and complete as of the date of this Agreement:

                  5.01. Organization. Each of the Buyer and the Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Buyer and the Merger Sub is duly qualified as a foreign corporation to conduct business and is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) where such qualification is required, except where the lack of such qualification would not have a material adverse effect upon the ability of the Buyer or the Merger Sub to perform their respective obligations under this Agreement or the Ancillary Agreements to which they are a party or to consummate the transactions contemplated hereby and thereby. Each of the Buyer and the Merger Sub has full corporate power and authority to carry on the businesses in which it is presently engaged and to own and use the properties as presently owned and used by it.

                  5.02. Authorization of Transaction. The execution, delivery and performance of this Agreement and the Ancillary Agreements by each of the Buyer and Merger Sub and the consummation by each of them of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of each of the Buyer and the Merger Sub, and no other corporate proceedings on the part of either of them is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer and the Merger Sub. This Agreement has been duly executed and delivered by each of the Buyer and the Merger Sub. Each of the Buyer and the Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform their respective obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of each of the Buyer and the Merger Sub, enforceable against each of them in accordance with its terms and conditions. Upon the due execution and delivery by the Buyer, the Ancillary Agreements will constitute the valid and binding obligations of the Buyer, enforceable against it in accordance with their respective terms.

                  5.03. Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby by the Buyer or Merger Sub, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Buyer or the Merger Sub is subject or any provision of the charter or bylaws of either the Buyer or the Merger Sub or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Buyer or the Merger Sub is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. To the Knowledge of any director or officer of the Buyer or the Merger Sub, neither the Buyer nor the Merger Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

                                   ARTICLE VI
                                    COVENANTS

                  The Parties agree as follows with respect to the period from and after the execution of this Agreement.

                  6.01. General; Consents Relating to Leasehold Assignments; Liquor License Transfers. Each of the Parties will use its Commercially Reasonable Efforts to take all action and to do all things required by this Agreement to be taken or done respectively by them in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below). In addition to and not in limitation of the foregoing, (i) the Company shall use Commercially Reasonable Efforts to obtain consents to leasehold assignments from the lessors of the Real Property leased by the Company or any of its Subsidiaries to the extent that, as reasonably determined by Buyer or its representatives, the Merger would constitute an assignment of such leaseholds under the respective terms thereof, and the Buyer and the Merger Sub shall use Commercial Reasonable Efforts to cooperate with the Company in connection with obtaining such lessors' consents; provided that obtaining such consents shall not be a condition to the Closing of the transactions contemplated in this Agreement, and (ii) the Buyer and the Merger Sub shall use Commercially Reasonable Efforts to obtain all governmental approvals or consents to the transfer of liquor licenses (to the extent transferable under applicable law) and to the change in ownership of the Company and the Subsidiaries which, in either case, are required to be obtained in connection with the Merger under all applicable laws, rules or regulations relating to, governing or regulating liquor licenses, and the Company shall use Commercially Reasonable Efforts to cooperate with the Buyer and the Merger Sub in connection with obtaining such governmental approvals of and consents to liquor license transfers and change in ownership.

                  6.02. Third Party Consents. The Company will use its Commercially Reasonable Efforts to obtain (and will cause each of its Subsidiaries to use its Commercially Reasonable Efforts to obtain) any other third party consents (not covered by ss.6.01 above) required to be obtained under the terms of the contract or agreement between the Company and such third parties in connection with the Merger, that the Buyer reasonably may request in writing in connection with the transactions contemplated by this Agreement, and the Buyer and the Merger Sub shall use Commercially Reasonable Efforts to cooperate with the Company in connection with obtaining such third party consents; provided, however, that obtaining such third party consents shall not be a condition to the Closing of the transactions contemplated in this Agreement.

                  6.03. Regulatory Matters and Approvals. Each of the Parties will (and the Company will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its Commercially Reasonable Efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies which may be required to be given, filed or obtained respectively by the Parties by applicable law in connection with the matters referred to in ss.3.04 and ss.5.03 above. The Buyer, Merger Sub and the Company shall use Commercially Reasonable Efforts to cause to be transferred to Buyer or its nominee, all liquor licenses and alcoholic beverages licenses currently in use in connection with operation of the Real Property. To that end, the Company and Buyer shall cooperate with each other, and each shall execute such transfer forms, license applications, and other documents required by applicable law to be executed respectively by them to effect such transfer. The Parties shall execute and file all necessary applications and papers required by applicable law to be executed respectively by them with the appropriate liquor and alcoholic beverage authorities prior to Closing, to the end that the issuance of new licenses shall take effect, if possible, on the Closing Date, simultaneously with Closing. If not so permitted, then the Company and Buyer agree that they will promptly execute all applications and other documents required to be executed respectively by them by the liquor authorities in order to effect the issuance of new licenses at the earliest date possible in order that all liquor licenses may be issued to Buyer or its designee at the earliest possible time. If the new licenses cannot be issued until after the Closing of the transaction contemplated herein, then to the extent permitted by applicable laws, rules and regulations, the Company covenants and agrees that it will enable Buyer to keep the Real Properties open between the Closing Date and the time when the new liquor licenses actually become effective by executing the Management Agreement and pursuant to the terms of the Management Agreement. Buyer shall pay any and all (i) fees, taxes and charges required to be paid to governmental authorities and other liquor and alcoholic beverages authorities in connection with the transfer of the liquor and alcoholic beverages licenses, and (ii) fees, costs and expenses of outside counsel, and other professionals, consultants and advisors retained by Buyer in connection with such transfers.

                  6.04. Full Access. The Company will permit authorized representatives of the Buyer to have full access at all reasonable times during regular business hours, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Company and its Subsidiaries (collectively, "Confidential Information"); provided, however, that any interviews of or other communications with the employees of the Company or any of the Subsidiaries by the Buyer, the Merger Sub or their authorized representative shall be conducted only in such manner and at such time as may be reasonably approved by the Company. Each of the Buyer and the Merger Sub will treat and hold and will cause their respective officers, employees and authorized representatives to treat and hold as such any Confidential Information they receive from any of the Company and its Subsidiaries in the course of the reviews contemplated by this ss.6.04, will not use or permit the use of any of the Confidential Information except in connection with this Agreement, and will otherwise comply with the terms of that certain Confidentiality Agreement dated May 6, 1998, by and between the Company and the Buyer, and, if this Agreement is terminated for any reason whatsoever, Buyer and the Merger Sub agree to return to the Company all tangible embodiments (and all copies) thereof which are in their possession or the possession of their representatives.

                  6.05. Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Article III, Article IV and Article V above. No disclosure by any Party pursuant to this ss.6.05, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                  6.06. Exclusivity. In recognition of the time which will be expended and the expenses which will be incurred by Buyer and the Merger Sub in connection with the transactions contemplated hereby, the Company and Parent Company agree that until the termination of this Agreement, they will not, and will direct their agents and representatives not to, (i) solicit, entertain, negotiate or consummate any inquiries or proposals with respect to (x) any direct or indirect sale, disposition or redemption of any securities of the Company, (y) the direct or indirect sale or disposition of all or substantially all of the assets or business of the Company, or (z) any merger, reorganization, consolidation or recapitalization or other similar transaction involving the Company (each of the foregoing, an "Alternative Proposal"); or (ii) discuss or disclose either this Agreement or other confidential information pertaining to the Company (except as may be required by law), in either case with any corporation, firm, governmental agency, association or other person in connection with an Alternative Proposal without Buyer's prior written approval. The Company will advise such parties of the existence of this Agreement and shall refrain from entering into further discussions with such parties concerning the sorts of transactions enumerated hereinabove. The Company will advise Buyer of any Alternative Proposal which is received.

                  6.07. Credit Suisse First Boston Debt. The Company shall use Commercially Reasonable Efforts to cooperate with Buyer for the purpose of amending that certain Loan Agreement, dated as of August 30, 1996, by and among the Company, Paragon of Michigan, Inc. and Credit Suisse First Boston, to eliminate the lock-out pre-payment and pre-payment penalties, or to obtain waivers thereof for the benefit of the Surviving Corporation and Buyer; provided, however, that neither the elimination of the lock-out prepayment and prepayment penalties, nor the obtaining of waivers thereof shall be a condition to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements and that in the event of a Closing, Buyer shall be responsible for the payment of any actual lock-out prepayment and prepayment penalties if such are not otherwise waived, and any and all costs, fees and expenses owed to Credit Suisse First Boston in connection with the transaction contemplated by this ss.6.07.

                  6.08. Conduct of the Business. The Company shall observe each term set forth in this ss.6.08 and agrees that, from the date hereof until the Effective Time, unless otherwise consented to by the Buyer in writing:

                           (a)      The business of the Company shall be
conducted only in, and the Company shall not take any action except in, the Ordinary Course of Business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company's past custom and practice;

                           (b)      The Company shall not, directly or
indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock, (ii) sell, pledge, dispose of or encumber any of its assets, except in the Ordinary Course of Business; (iii) amend or propose to amend its Articles of Incorporation or Bylaws; (iv) split, combine or reclassify any outstanding Company Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Company Shares; (v) redeem, purchase or acquire or offer to acquire any of the Company Shares; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the Ordinary Course of Business and consistent with past practice; provided, however, so long as the Company provides Buyer with prior written notice, nothing in this Agreement shall prohibit any interest free short-term advances or loans from Kyotaru USA, Inc. to the Company, and any such short-term loan may be repaid by the Company on or prior to the Closing; (viii) permit any accounts payable owed to trade creditors to remain outstanding beyond the period of time acceptable to such trade creditors in the Ordinary Course of Business and consistent with past business practices, except to the extent that the Company contests in good faith its obligation to pay any accounts payable; (ix) extend, beyond the normal collection cycle, collection of accounts receivable; or (x) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this ss.6.08(b);

                           (c)      The Company shall not, directly or
indirectly, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, or increase any other benefits payable to any employees, officers or directors or consultants of or to the Company, except in the Ordinary Course of Business and after giving the Buyer at least five (5) business days prior notice;

                           (d)      The Company shall not adopt or amend any
bonus, profit sharing , compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director except as may be required by applicable law and except for renewals, replacements or amendments thereof in the Ordinary Course of Business which do not increase the benefits or other amounts payable thereunder or the premiums or other costs thereof);

                           (e)      The Company shall not cancel or terminate
its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement or renewal policies providing coverage substantially equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

                           (f)      The Company shall:  (i) use its
Commercially Reasonable Efforts to preserve intact the Company's business organization and goodwill, keep available the services of the Company's officers and employees as a group and maintain existing relationships with suppliers, distributors, customers and others having business relationships with the Company; (ii) upon the request of the Buyer or the Merger Sub, confer with representatives of the Buyer or the Merger Sub regarding operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify the Buyer and the Merger Sub of any emergency or other occurrence outside the Ordinary Course of Business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, occurrence, complaint, investigation or hearing would have a Material Adverse Effect, and
(v) promptly notify Buyer and Merger Sub in writing if the Company shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any material respect;

                           (g)      The Company (for purposes of this
ss.6.08(g), all references to the Company shall include its Subsidiaries) shall file (or cause to be filed) at its own expense, on or prior to the due date, all Returns, including all Returns relating to the Plans or the Other Arrangements, for all tax periods ending on or before the Closing Date where the due date for such Returns (taking into account valid extensions of the respective due dates) falls on or before the Closing Date. All Returns described in this ss.6.08(g) and any schedules to be included therewith shall be prepared on a basis consistent with those of the Company prepared for prior tax periods except as otherwise required by applicable tax laws, rules and regulations; provided, however, that the Company shall not file any such Returns with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements) for any tax period, or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with the Buyer, except to the extent that any such adjustment, compromise or settlement results in or reflects a reduction of liability for Taxes. The Company shall provide the Buyer with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income tax return or election of the Company at least ten days before filing such return or election and shall reasonably cooperate with any request by the Buyer in connection therewith;

                           (h)      The Company shall not (i) make or rescind
any express or deemed election or take any other discretionary position relating to Taxes except as may be required by applicable law, rule or regulation, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, other than settlements or compromises resulting in or reflecting a reduction of liability for Taxes and other settlements or compromises consistent with past practice, or (iii) change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended September 30, 1997 except as may be required by applicable law, rule or regulation;

                           (i)      The Company and its Subsidiaries shall not
perform any act referenced by the terms of ss.3.09;

                           (j)      The Company shall continue to make (i) all
payments of principal and interest accrued thereon when such payments become due and payable under the debt owed by the Company to Credit Suisse First Boston and (ii) all rental payments under equipment capital leases to which the Company and its Subsidiaries are a party, in accordance with ss.7.01(m) hereof; and

                           (k)      As of the Closing Date, the Company's
accounts payable beyond sixty (60) days as of the Closing Date shall not exceed $1,058,177. The amount of cash in the "store bank" of each restaurant shall be maintained by the Company at levels consistent with past practice.

                  6.09. Japanese Approvals. The Parent Company shall obtain the Japanese Approvals and deliver evidence thereof to Buyer within fourteen (14) days of the execution of this Agreement.

                  6.10. Conditions. The Company, the Parent Company, Merger Sub and the Buyer shall each use its Commercially Reasonable Efforts to respectively cause the conditions set forth in ss.7.01 and ss.7.02 required to be satisfied respectively by them to be satisfied at or prior to the Effective Time and to consummate the transactions contemplated herein on or prior to the Closing Date.

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

                  6.11. Closing Certificates. The Company, the Parent Company, the Buyer and the Merger Sub will each respectively deliver at the Closing all opinions, certificates and other documents required of it to be delivered by it at the Closing under ss.7.01 and ss.7.02, respectively, of this Agreement.

                  6.12. Accounting Policies and Procedures. The Company shall not take any action, other than as required by law or GAAP, to modify any of its accounting policies, procedures and practices from those in effect in the Financial Statements.

                  6.13. Audited Financial Statement. The Company shall deliver to the Buyer on or before August 26, 1998 audited balance sheets of the Company prepared by Ernst & Young LLP in accordance with GAAP applied on a consistent basis for the nine periods ending on June 5, 1998 (each period consists of four weeks and each year consists of thirteen periods). The audit fees, costs and expenses thereof shall be borne equally by the Buyer and the Parent Company.

                  6.14. Current Management and Personnel. From and after the execution of this Agreement, the Company shall use its Commercially Reasonable Efforts to assist Buyer and the Merger Sub in communicating with the employees of the Company and Pacific Basin Foods, Inc. in contemplation of their continued employment or potential continued employment by the Surviving Corporation or Buyer in conjunction with the proposed transaction. The communications in this ss.6.13 shall occur in strict accordance with the Company's specifications as to time, place and manner.

                  6.15. Intercompany Debt. The Company and its Subsidiaries will cancel all debts and liabilities owed to them by the Parent Company and any Subsidiary or Affiliate of the Parent Company, including, without limitation, Kyotaru USA, Inc., on or prior to the Closing, and the Parent Company and its Subsidiaries or Affiliates, including, without limitation, Kyotaru USA, Inc., shall cancel all debts and liabilities owed to them by the Company and its Subsidiaries.

                  6.16. Ralston Purina. In the event of and as of the Closing, Buyer shall assume and shall be solely responsible for the existing obligations of Parent Company under that certain agreement, dated as of June 24, 1990, in favor of Ralston Purina, and in connection therewith, at the Closing, Buyer shall deliver to Ralston Purina a letter of credit or guaranty in the amount of Two Million Six Hundred Thousand Dollars ($2,600,000), or such other amount as may be required by Ralston Purina, in accordance with the terms of the foregoing agreement to secure the obligation to pay rent in respect of the restaurant locations presently subleased by Company or its Subsidiaries from Ralston Purina. Buyer shall make Commercially Reasonable Efforts to obtain a complete and final release of the Parent Company from any and all liabilities related to the foregoing agreement.

                  6.17. Financing Cooperation. The Company shall permit authorized representatives of prospective lenders of Buyer, solely in connection

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

with their prospective financing of the Merger, to have access at all reasonable times during regular business hours, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, books, records (including tax records), contracts, and documents of or pertaining to each of the Company and its Subsidiaries as may be reasonably necessary for the limited purpose of performing due diligence reviews in connection with the financing of the Merger. The Company shall also use Commercially Reasonable Efforts to execute those documents, which in the Ordinary Course of Business its officers are authorized to execute, that may be reasonably requested by Buyer, including, without limitation, an ALTA survey owner's affidavit and indemnity. The Company and the Parent Company also agree to use Commercially Reasonable Efforts to assist Buyer in consummating the Merger and the closing of Buyer's financing arrangements substantially concurrent with one another, including through an escrow or other mutually acceptable arrangement. The Parties acknowledge and understand that Buyer and Merger Sub are not aware at this time of all the requirements that its financing sources may impose, but the Company agrees to use Commercially Reasonable Efforts to fully cooperate with Buyer to assist Buyer in satisfying such financing requirements.

                  6.18. Payment of Expenses. Prior to the Closing, the Company and the Parent Company shall pay any and all professional fees and expenses the Company has incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, through and up to the Closing Date, including, without limitation, all expenses for legal, accounting and other professional fees, except for those fees, costs and expenses to be paid by the Buyer under ss.6.03 and as otherwise agreed to by the Parties in writing.

                                   ARTICLE VII
                        CONDITIONS TO OBLIGATION TO CLOSE

                  7.01. Conditions to Obligation of the Buyer and the Merger Sub. The obligation of each of the Buyer and the Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (a)      Representations, Warranties and Covenants.
All representations and warranties of the Company and the Parent Company contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and the Company and the Parent Company shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date. Each of the Company and the Parent Company shall deliver to the Buyer and Merger Sub on the Closing Date a certificate from its President and Chief Financial Officer, or trustees, as applicable, certifying that the representations and warranties of the Company and the Parent Company, as applicable, are true and correct in all material respects as of the Closing Date.
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

                           (b)      Covenants Performed.  The Company shall
have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing Date.

                           (c)      Management Agreement.  Buyer shall have
obtained or been granted the right to use, pursuant to a Management Agreement substantially in the form attached hereto as Exhibit E, all liquor licenses necessary to the consummation of the transactions contemplated hereby and for the operation of the Company's businesses by Buyer as currently operated.

                           (d)      Opinion of Counsel.  Parent Company and the
Company shall have delivered to Buyer an opinion of Graham & James LLP, counsel to the Parent Company and the Company, and an opinion of Japanese counsel to the Parent Company, each dated as of the Closing Date, in form and substance substantially as set forth in Exhibit F.

                           (e)      Certificates.  Parent Company and the
Company shall furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by the Buyer, including, without limitation, a certificate with such detail, as may be reasonably requested by Buyer, evidencing that no Material Adverse Change has occurred.

                           (f)      Material Adverse Changes.  Since the date
of the March Balance Sheet, there shall not have been any Material Adverse Change with respect to the business or the assets of the Company or any Subsidiary.

                           (g)      Corporate Documents.  Buyer shall have
received from the Company resolutions adopted by the boards of directors or trustees, as applicable, of Parent Company and the Company and resolutions of Parent Company, for itself and as the sole stockholder of the Company, approving this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, certified by Parent Company's and the Company's corporate secretary, as applicable.

                           (h)      Other Agreements.  Parent Company and the
Company shall have executed and delivered the Ancillary Agreements in the forms attached as exhibits hereto.

                           (i)      Title Policy.  Buyer shall have received
copies of the most recent policies of title insurance insuring fee title to Company's Real Property owned in fee. In addition, Buyer shall have received any and all of the most recent existing policies of title insurance insuring the Company's interest in the Real Property leased by the Company or any of its Subsidiaries, if any such policies exist.

                           (j)      Intercompany Debt.  All debt owed by the
Company and its Subsidiaries to the Parent Company or any Affiliate of the Parent Company shall have been canceled.

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

                           (k)      No Prohibitions.  There shall not be
threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign brought by any governmental authority or other Person, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer or Merger Sub of all or a material portion of the business or assets of the Company and its Subsidiaries, or to require Buyer or Merger Sub or any of their Subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Buyer or Merger Sub and their Subsidiaries or of the Company, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by Buyer or Merger Sub of any of the Company Shares, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement or the Ancillary Agreements, or (v) seeking any other result which could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the financial condition, results of operations, assets or business of Buyer and its Subsidiaries, taken as a whole, if the transactions contemplated hereby are consummated.

                           (l)      No Damage to Properties.  There shall have
been no damage, destruction, or loss of any property or properties owned or used by the Company or its Subsidiaries, whether or not covered by insurance which, in the aggregate, has, or would be reasonably likely to have, a Material Adverse Effect.

                           (m)      Financial Obligations.  The Company shall
not be in default under any material payment obligation to Credit Suisse First Boston Corporation. In addition, the Company shall pay, on or before the twenty-fifth day of the month in which such monthly payment obligations arise, all such monthly payment obligations under the capital leases to which the Company or a Subsidiary is a party, and, in any event, shall pay such monthly payments then due and payable on such capital leases on or prior to the Closing Date.

                  The Buyer and the Merger Sub may, but are not obligated to, waive any condition specified in this ss.7.01 if they execute a writing so stating at or prior to the Closing.

                  7.02. Conditions to Obligation of the Company and the Parent Company. The obligation of the Company and Parent Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (a)      Representations, Warranties and Covenants.
All representations and warranties of Buyer and Merger Sub contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer and the Merger Sub shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by them prior to or on the Closing Date. Each of the Buyer and the Merger Sub shall deliver to the Company and the Parent Company on the Closing with a certificate from its President certifying that the representations and

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

warranties are true and correct in all material respects as of the Closing
Date.

                           (b)      No Actions or Court Orders.  No action by
any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially damage the Parent Company if the transactions contemplated hereby are consummated. There shall not be any regulation or court order that makes the transactions contemplated herein illegal or otherwise prohibited.

                           (c)      Opinion of Counsel.  Buyer shall have
delivered to Company an opinion of Latham & Watkins, counsel to Buyer, dated as of the Closing Date, in form and substance substantially as set forth in Exhibit G.

                           (d)      Certificates.  Buyer and the Merger Sub
shall furnish Company and the Parent Company with such certificates of its officers and others to evidence compliance with the conditions set forth in this ss.7.02 as may be reasonably requested by Company or the Parent Company.

                           (e)      Corporate Documents.  Company and the
Parent Company shall have received from Buyer and the Merger Sub resolutions adopted by the board of directors of Buyer and the Merger Sub approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, certified by Buyer's corporate secretary.

                           (f)      Ancillary Agreements.  Buyer shall have
executed and delivered the Ancillary Agreements to which Buyer is a party.

                           (g)      Ralston Purina Letter of Credit.  Buyer
shall have delivered to Ralston Purina a letter of credit or guaranty in the amount of Two Million Six Hundred Thousand Dollars ($2,600,000), or such amount as may be required by Ralston Purina, in accordance with terms of the agreement, dated as of June 24, 1990, in favor of Ralston Purina, to secure the obligation to pay rent in respect of the restaurant locations presently subleased by the Company or its Subsidiaries from Ralston Purina. Buyer shall have executed and delivered to Ralston an assumption agreement in form and substance satisfactory to Company and its counsel with respect to that certain Letter of Credit Agreement dated as of June 24, 1990.

                           (h)      Intercompany Debt.  All debt owed by Parent
Company and any of its Affiliates or Subsidiaries, including, without limitation, Kyotaru USA, Inc., to the Company and its Subsidiaries shall have been canceled.

                           (i)      Buyer shall have executed and delivered the
joint written instructions to the Escrow Holder (as defined in the Escrow Agreement) pursuant to ss.1.4(a) of the Escrow Agreement.

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                  The Parent Company may, but is not obligated to, waive any condition specified in this ss.7.02 if it executes a writing so stating at or prior to the Closing.

                                  ARTICLE VIII
                                   TERMINATION

                  8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                           (a)      By mutual written consent of Buyer and the
Company;

                           (b)      By Buyer if there exists a Material Adverse
Change;

                           (c)      By Buyer if there is a material breach of
any representation or warranty of the Company or the Parent Company, including, but not limited to, the Parent Company's failure to obtain the Japanese Approvals and deliver evidence thereof to Buyer within fourteen (14) days of the execution of this Agreement, or a failure by the Company or the Parent Company to otherwise satisfy in all material respects any of the covenants or agreements to be complied with or performed by the Parent Company or the Company pursuant to the terms of this Agreement or the material failure of a condition set forth in Article VII to be satisfied by the Company or the Parent Company (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a material condition set forth in Article VII to be satisfied on or prior to the Closing Date, provided that (except with respect to the failure to obtain the Japanese Approvals and deliver evidence thereof to Buyer within fourteen (14) days of the execution of this Agreement) Buyer may not terminate this Agreement prior to the Closing Date, if Company has not had an adequate opportunity to cure such failure;

                           (d)      By the Company if there is a material
breach of any representation or warranty set forth in Article V hereof or of any material covenant or agreement to be complied with or performed by Buyer or the Merger Sub pursuant to the terms of this Agreement or the material failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by the Company and the Parent Company) on or prior to the Closing Date, or the occurrence of any event which results or would result in the material failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date, provided that, the Company and the Parent Company may not terminate this Agreement prior to the Closing Date, if Buyer has not had an adequate opportunity to cure such failure.

                  8.02. In the Event of Termination. In the event of termination of this Agreement:

                           (a)      Each Party will redeliver all documents,
work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

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

                           (b)      In the event this Agreement is terminated
pursuant to ss.8.01(b), Buyer shall provide the Parent Company and the Company with written notification stating the nature of the Material Adverse Change with reasonable detail. Upon receipt of the foregoing written notification, the Parent Company and the Company shall, within five (5) business days following such receipt, jointly provide written notice to the Buyer stating: (i) whether the Parent Company and the Company agree or disagree as to the occurrence of a Material Adverse Change, and (ii) if the Parent Company and the Company disagree as to the occurrence of a Material Adverse Change, the nature of and the basis for such disagreement set forth in reasonable detail. If Buyer, the Parent Company and the Company agree upon the occurrence of a Material Adverse Change, Buyer, the Parent Company and the Company shall within two (2) business days jointly execute and deliver written instructions to Escrow Holder under the Escrow Agreement instructing Escrow Holder under the Escrow Agreement to disburse the Deposit, together with all interest accrued thereon, to Buyer. In the event Buyer, the Parent Company and the Company have a good faith, bona fide disagreement over whether a Material Adverse Change has occurred, Buyer, the Parent Company and the Company shall consult with one another during the following five (5) business days in good faith in an effort to amicably resolve such disagreement. If Buyer, the Parent Company and the Company resolve the disagreement within such period and conclude that a Material Adverse Change has occurred, Buyer, the Parent Company and the Company shall within two (2) business days jointly execute and deliver written instructions to Escrow Holder under the Escrow Agreement instructing Escrow Holder under the Escrow Agreement to disburse the Deposit, together with all interest accrued thereon, to Buyer. If Buyer, the Parent Company and the Company do not resolve the disagreement within five (5) business days of Buyer's receipt of the Parent Company's and the Company's notice of disagreement, the validity of such claim shall be finally and conclusively settled as follows. Buyer and the Parent Company shall, within two (2) business days of their inability to resolve the dispute amicably (i.e. seven (7) business days following Buyer's receipt of the Parent Company's and the Company's notice of disagreement), retain the services of Singer, Lewalk, Greenbaum & Goldstein, Buyer's certified public accountants, and Ernst & Young LLP, the Company's certified public accounts, to determine whether a Material Adverse Change has occurred. Singer, Lewalk, Greenbaum & Goldstein and Ernst & Young LLP shall have ten (10) business days (i.e. seventeen (17) business days following Buyer's receipt of the Parent Company's and the Company's notice of disagreement) to present their conclusions to Buyer and the Parent Company. If Singer, Lewalk, Greenbaum & Goldstein and Ernst & Young LLP agree that a Material Adverse Change has occurred, Buyer, the Parent Company and the Company agree that Buyer may, without any further action of the Parent Company or the Company and irrespective of any claim or dispute of the Company or the Parent Company, deliver a certificate executed by the Secretary of Buyer to the Escrow Holder under the Escrow Agreement certifying that Buyer is entitled to disbursement of the Deposit pursuant to this ss.8.02(b) and instructing the Escrow Holder under the Escrow Agreement to disburse the Deposit, together with all interest accrued thereon, to Buyer. If, however, Singer, Lewalk, Greenbaum & Goldstein and Ernst & Young LLP agree that a Material Adverse Change has not occurred, the Parties agree that the Parent Company may, without any further action on the part of Buyer or Merger Sub and irrespective of any claim or dispute of Buyer or Merger Sub, deliver a certificate executed by its Japanese trustee, attorney-in-fact or other authorized representative to the Escrow Holder under the Escrow Agreement certifying that the Parent Company is entitled to disbursement of the Deposit pursuant to this ss.8.02(b) and instructing the Escrow Holder under the Escrow Agreement to disburse the Deposit, together with all interest accrued thereon, to the Parent Company. In the event, Singer, Lewalk, Greenbaum & Goldstein and Ernst & Young LLP do not agree as to whether a Material Adverse Change has occurred at the conclusion of such ten (10) day period, the Parties do hereby agree to retain, within two (2) business days, the services of PricewaterhouseCoopers, or, if PricewaterhouseCoopers is unable to serve, another big five accounting firm not otherwise retained by the Parties (the "Independent Accountant") to determine whether a Material Adverse Change has occurred. The Parties hereby authorize the Independent Accountant to select a partner of such firm who will serve and determine whether in such firm's opinion a Material Adverse Change has occurred. The Parties further agree that the decision of the Independent Accountant shall be rendered to the Parties within ten (10) business days of being retained and shall serve as the final and conclusive resolution of the dispute. Accordingly, to the fullest extent permitted by law, the Parties waive the right to challenge the Independent Accountant's determination in a court of law or equity. In addition, if the Independent Accountant determines that a Material Adverse Change has occurred, Buyer, the Parent Company and the Company agree that Buyer may, without any further action of the Parent Company or the Company and irrespective of any claim or dispute of the Company or the Parent Company, deliver a certificate executed by the Secretary of Buyer to the Escrow Holder under the Escrow Agreement certifying that Buyer is entitled to disbursement of the Deposit pursuant to this ss.8.02(b) and instructing the Escrow Holder under the Escrow Agreement to disburse the Deposit, together with all interest accrued thereon, to Buyer. If, however, the Independent Accountant determines that a Material Adverse Change has not occurred, the Parties agree that the Parent Company may, without any further action on the part of Buyer or Merger Sub and irrespective of any claim or dispute of Buyer or Merger Sub, deliver a certificate executed by its Japanese trustee, attorney-in-fact or other authorized representative to the Escrow Holder under the Escrow Agreement certifying that the Parent Company is entitled to disbursement of the Deposit pursuant to this ss.8.03(b) and instructing the Escrow Holder under the Escrow Agreement to disburse the Deposit, together with all interest accrued thereon, to the Parent Company. The Parties further agree that if Buyer or Merger Sub, on the one hand, or the Parent Company or the Company, on the other hand, challenges the Independent Accountant's determination in a court of law or equity, Buyer (if Buyer or Merger Sub challenges the Independent Accountant's determination), or the Parent Company and the Company (if the Parent Company or the Company challenges the Independent Accountant's determination) shall be obligated to pay liquidated damages in the amount of $500,000 to Buyer or the Parent Company, as applicable, at the time of filing such legal action, irrespective of the results of any such legal action. The Parties acknowledge and agree that it is extremely difficult, if not impossible and impracticable, to fix the exact amount of damages which would be incurred by any Party should any Party breach this ss.8.02(b). Accordingly, the Parties agree and acknowledge that the foregoing liquidated damages amount is the Parties' best estimate of the damages that any Party would suffer from a breach of this ss.8.02(b). The Parties shall bear their respective costs and expenses (including attorney's fees and accountant's fees) paid or incurred by them in connection with the proceedings contemplated by this ss.8.02(b) and shall equally divide and be responsible for the costs and expenses of the Independent Accountant; provided, however, if any Party institutes a legal action challenging the Independent Accountant's determination, the legality of the $500,000 liquidated damages payment, or any aspect of the transactions contemplated by this ss.8.02(b), the losing Party in such legal action shall reimburse the prevailing party for any and all costs and expenses (including, without limitation, attorneys' fees) incurred by such party in connection with such legal action.

                           (c)      In the event this Agreement is terminated
due to the Parent Company's failure to obtain the Japanese Approvals and deliver evidence thereof to Buyer within fourteen (14) days of the execution of this Agreement, Buyer, the Parent Company and the Company shall immediately execute and deliver joint written instructions to Escrow Holder under the Escrow Agreement instructing Escrow Holder under the Escrow Agreement to disburse the Deposit, together with all interest accrued thereon, to Buyer.

                  8.03.    Closing Date.

                           (a)      The Closing Date shall be the later of the
first Friday following the date which is five weeks after the execution and delivery of this Agreement by all the Parties, or the first Friday following the date which is three weeks after the delivery to Buyer of evidence of the Parent Company's receipt of the Japanese Approvals; provided, however, that Buyer may, upon giving the Company and the Parent Company at least three (3) business days written notice, require the closing of the transactions contemplated by this Agreement to occur on September 25, 1998. However, Buyer may make a one-time election to extend the Closing Date to the date which shall be twenty-eight (28) days after the scheduled Closing Date (the "Extended Closing Date"). In the event that the Closing fails to occur on or before the Closing Date, and Buyer elects to extend the Closing Date pursuant to this ss.8.03, then Buyer shall immediately make a deposit in the sum of Five Hundred Thousand Dollars ($500,000) into the Escrow Account (the "Additional Deposit") by bank cashier's check or by wire transfer of immediately available funds. The Additional Deposit (inclusive of any interest thereon), if made, shall be credited against the Merger Consideration to be paid by Buyer or Merger Sub upon its disbursement to the Parent Company pursuant to Article II hereof in the event of and upon the Closing. In addition, in the event that Buyer elects to extend the Closing Date pursuant to this ss.8.03 and the Closing fails to occur on or before the Extended Closing Date, Buyer shall immediately make a payment in the sum of Five Hundred Thousand Dollars ($500,000) to the Parent Company (the "Failure to Close Payment") by bank cashier's check or by wire transfer of immediately available funds. Notwithstanding the foregoing, in the event that Buyer elects to extend the scheduled closing date pursuant to this ss.8.03, Buyer or Merger Sub's obligation to make the Additional Deposit shall only arise if the Parent Company and the Company have satisfied each of the conditions to closing as provided for in ss.7.01(a), (b), (f), (g), (i), (k) (excluding the J.W. Childs Litigation), (l) and (m), and are prepared to satisfy the conditions to closing as provided for in ss.7.01(c) (insofar as subsection (c) relates to the execution of the Management Agreement), (d), (e),
(h) and (j) on or before the Closing Date, or, if the Parent Company and the

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

Company have not satisfied each of the conditions provided for in ss.7.01(a),
(b), (f), (g), (i), (k) (excluding the J.W. Childs Litigation), (l) and (m), and are not prepared to satisfy the conditions to closing as provided for in ss.7.01(c) (insofar as subsection (c) relates to the execution of the Management Agreement), (d), (e), (h) and (j) on the Closing Date, Buyer's obligation to make the Additional Deposit shall become due three business days following Buyer's receipt of written notice that the Parent Company and the Company have satisfied each of the conditions to closing as provided for in ss.7.01 above(a), (b), (f), (g), (i), (k) (excluding the J.W. Childs Litigation), (l) and (m), and are prepared to satisfy the conditions to closing as provided for in ss.7.01(c) (insofar as subsection (c) relates to the execution of the Management Agreement), (d), (e), (h) and (j), but such notice shall be delivered no later than three days prior to the Extended Closing Date. Finally, in no event shall Buyer or Merger Sub be required to make the Failure to Close Payment, unless the Parent Company and the Company have satisfied each of the conditions to closing as provided for in ss.7.01(a), (b), (f), (g), (i),
(k) (excluding the J.W. Childs Litigation), (l) and (m), and are prepared to satisfy the conditions to closing as provided for in ss.7.01(c) (insofar as subsection (c) relates to the execution of the Management Agreement), (d), (e),
(h) and (j) on or before the Extended Closing Date.

                           (b)      The Additional Deposit and the Failure to
Close Payment, if made, shall be returned to Buyer if (i) Buyer elects to terminate this Agreement because of the occurrence of any Material Adverse Change, or (ii) Buyer has satisfied all of the conditions to Closing required to be satisfied by Buyer under this Agreement and is willing and able to consummate the Merger and the other transactions contemplated under this Agreement but the Closing cannot occur due to either (x) the Parent Company's inability to obtain the Japanese Approvals, or (y) the Parent Company's inability to surrender the Company Shares outstanding at the Closing. In addition, in the event the Closing fails to occur under the circumstances described in the foregoing clause (ii) and Buyer terminates this Agreement, then the Parent Company and the Company shall be jointly and severally responsible for promptly reimbursing Buyer for Buyer's actual and documented out-of-pocket expenses paid or incurred by Buyer in connection with this Agreement and the Merger (up to a maximum of $500,000). Except as provided in the immediately preceding sentence, neither the Parent Company nor the Company shall have any obligation to make any refunds, reimbursements or other payments to Buyer or Merger Sub in the event that the Closing fails to occur.

                  8.04. Wrongful Termination or Abandonment. In the event that the Parent Company wrongfully abandons or terminates this Agreement in violation of this Agreement and within ninety (90) days thereafter the Parent Company proposes to enter into a letter of intent or similar instrument with a third party purchaser with respect to a potential transaction involving the sale or other transfer of all of the capital stock or all or substantially all of the assets of the Company, the Parent Company shall first give written notice (the "Offer Notice") to Buyer setting forth the nature and principal terms and conditions of such potential transaction with such third party purchaser. Buyer shall thereafter have a right of first refusal to purchase the capital stock or assets of the Company, as the case may be, upon the same terms and conditions offered by such third party purchaser. The foregoing right of first refusal may

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

be exercised by Buyer providing to the Parent Company written notice thereof ("Exercise Notice") within thirty (30) days following the date of the Offer Notice, and any failure by Buyer to provide such Exercise Notice within the foregoing 30-day period shall be deemed to constitute an irrevocable election to forego the exercise of the first refusal right. In the event that Buyer fails to exercise the foregoing first refusal right, the Parent Company shall be free to proceed with the potential transaction with the third party purchaser; provided, however, that the Parent Company shall cause such third party purchaser to pay directly to Buyer a break-up fee in an amount equal to the lesser of $1,500,000 or the excess of the aggregate cash consideration to be received by the Parent Company in connection with such potential transaction over $5,000,000. The Parent Company shall cause the foregoing break-up fee to be paid by such third party purchaser to Buyer no less than twenty-four (24) hours prior to the execution of such letter of intent or similar instrument by the Parent Company and such third party purchaser.

                                   ARTICLE IX
                                  MISCELLANEOUS

                  9.01. Survival. None of the representations, warranties, and covenants contained in this Agreement will survive the Closing.

                  9.02. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties (not to be unreasonably withheld) as to the text and timing; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law.

                  9.03.    Indemnification.

                           (a)      Subject to the limitations of ss.9.04
below, in the event the Closing does occur, the Parent Company agrees to indemnify the Company, Buyer and Merger Sub (i) for any damages or settlement amounts payable by the Company upon Final Resolution of the J.W. Childs Litigation, and any attorneys' fees and other costs incurred by the Company in connection with the J.W. Childs Litigation prior to the Closing which are not paid as of the Closing Date and any attorneys' fees and other costs incurred by the Company on or after the Closing of the Merger in connection with the defense of the J.W. Childs Litigation or complying with discovery requests directed at the Company arising out of the J.W. Childs Litigation, and (ii) for any costs that arise in the event Buyer or Merger Sub is required to surrender possession with respect to any leasehold premise acquired by the Buyer from the Company pursuant to this Agreement as the result of legal proceedings commenced by the lessor thereof solely on account of the failure to obtain such lessor's consent to assignment (each a "Surrender"); provided, however, that for each Surrender the Parent Company's obligation to indemnify the Company, Buyer and Merger Sub shall be limited to the greater of (a) $50,000 or (b) the applicable restaurant's Cash Margin less 10% of its total sales for the last thirteen (13) fiscal periods ending on or immediately prior to the Closing. Attached hereto as Annex I is an example of a restaurant operating statement, which illustrates

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all of the specific income and expense items included in the determination of a restaurant's Cash Margin.

                           (b)      Except as otherwise provided by ss.9.05
below, any amounts due the Company, Buyer or Merger Sub pursuant to ss.9.03(a)(i) shall be credited against and paid solely from the J.W. Childs Holdback. Any amounts due Buyer pursuant to ss.9.03(a)(ii) shall be credited and paid solely from the Leasehold Consent Holdback. Nothing in this Agreement, including this ss.9.03(b), shall limit the Parent Company's obligations, pursuant to ss.9.05 below, should the Parent Company elect to control the defense and investigation of the J.W. Childs Litigation.

                           (c)      In the event that any amounts become due
and payable to Buyer pursuant to ss.9.03(a)(i), the Parties agree that the amounts due and payable to Buyer pursuant to ss.9.03(a)(i) shall be disbursed to Buyer upon Buyer's delivery of a certificate of the Secretary of Buyer to the Holdback Agent certifying the nature and amount of the claim, without any further action of the Parent Company and irrespective of any adverse claim or dispute of the Parent Company. In addition, Buyer shall, concurrently with the delivery of the foregoing certificate to Escrow Holder, deliver to the Parent Company a copy of such certificate, together with copies of the invoices, bills or other documentation evidencing with reasonable specificity the nature, basis and amount of the claim. In the event that the Parent Company disagrees with the validity or the amount of such claim, the Parent Company shall, within ten
(10) business days following its receipt of a copy of the foregoing certificate and supporting documentation, provide written notice to the Buyer stating the nature of and the basis for such disagreement. In the event Buyer and the Parent Company have a good faith, bona fide disagreement over such claim, Buyer and the Parent Company shall consult with one another in good faith to amicably resolve such disagreement. In the event Buyer and the Parent Company do not resolve the disagreement within ten (10) business days, the validity and the amount of such claim shall be finally and conclusively settled in accordance with ss.9.21 below. In the event that the settlement of the disagreement in accordance with ss.9.21 results in a determination that the claim is invalid in whole or in part, Buyer shall, within five (5) business days following such settlement, deposit cash in an amount equal to the invalid portion of such claim into the J.W. Childs Holdback.

                           (d)      In the event that any amounts become due
and payable to Buyer pursuant ss.9.03(a)(ii), Buyer shall provide the Parent Company with written notice of such claim. The written notification shall include a statement of the nature, basis and amount of such claim with reasonable specificity, together with a schedule showing the computation of the Cash Margin and supporting detail. Upon receipt of the foregoing written notification, the Parent Company shall, with ten (10) business days following such receipt, provide written notice to the Buyer stating: (i) whether the Parent Company agrees or disagrees as to the validity or amount of such claim, and (ii) if the Parent Company disagrees, the nature of and the basis for such disagreement. In the event Buyer and the Parent Company have a good faith, bona fide disagreement over such claim, Buyer and the Parent Company shall consult with one another in good faith in an effort to amicably resolve such disagreement. In the event Buyer and the Parent Company do not resolve the disagreement within ten (10) business days, the validity and amount of such claim shall be finally and conclusively settled in accordance with ss.9.21 below.

                           (e)      Upon the Final Resolution of the J.W.
Childs Litigation, Buyer, the Parent Company and the Company shall jointly execute and deliver written instructions to the Holdback Agent to disburse the then remaining balance of the J.W. Childs Holdback (after any and all disbursements or reductions for the amounts payable to the Buyer pursuant to ss.9.03(a)(i) hereof), together with all interest accrued on such holdback, to the Parent Company in the manner specified in such joint written instructions. Upon the one (1) year anniversary date of the Closing, or if earlier, upon Buyer's receipt of all of the leasehold consents that Buyer shall have reasonably required pursuant to ss.6.01 hereof, Buyer, the Parent Company and the Company shall jointly execute and deliver written instructions to the Holdback Agent to disburse the then remaining balance of the Leasehold Consent Holdback (after any and all disbursement or reductions for the amounts payable to the Buyer pursuant to ss.9.03(a)(ii) hereof), together with all interest accrued on such holdback, to the Parent Company in the manner specified in such joint written instructions; provided, however, if Buyer has given written notice to the Parent Company and the Holdback Agent specifying in reasonable detail the nature and amount of any other claim Buyer may have under ss.9.03(a)(ii), the amount payable to the Parent Company out of the then remaining balance of the Leasehold Consent Holdback shall be reduced by an amount equal to the amount of such claim as specified in such notice; provided, however, that upon the settlement of the claim specified in the foregoing notice, the then remaining balance of the Leasehold Consent Holdback, together with any additional interest accrued thereon, shall be immediately disbursed to the Parent Company.

                  9.04. Limitations on Indemnity. Except as provided in ss.9.05 below, the Parent Company's liability under ss.9.03 shall in no event exceed the amounts represented by the J.W. Childs Holdback and the Leasehold Consent Holdback.

                  9.05.    Defense of the J.W. Childs Litigation.

                           (a)      The Parent Company (upon delivering notice
on or before the Closing Date to such effect to Buyer) shall be entitled, if it so elects, (i) to take control of the defense and investigation of the J.W. Childs Litigation, (ii) to employ and engage attorneys of its own choice to handle and defend the J.W. Childs Litigation, and (iii) to compromise or settle the J.W. Childs Litigation; provided, however, if the Parent Company so elects, the Parent Company shall be obligated to pay all costs and expenses incurred by the Parent Company and the Company in excess of the J.W. Childs Holdback, including, without limitation, all costs incurred by the Company as a result of a Final Resolution of the J.W. Childs Litigation. If the Parent Company fails to assume the defense of the J.W. Childs Litigation on the Closing Date, Buyer (upon delivering notice to such effect to the Parent Company) shall have the right to undertake, the defense, compromise or settlement of the J.W. Childs Litigation; provided, however, in such event, Buyer shall be responsible for all costs and expenses in excess of the J.W. Childs Holdback. The Parent

Company or Buyer, as applicable, will keep the remaining Parties reasonably informed of the progress of any such defense, compromise or settlement.

                           (b)      Cooperation.  The Parties shall cooperate
in all reasonable respects with the Parent Company or Buyer, as applicable, and such party's attorneys in the investigation, trial and defense of the J.W. Childs Litigation.

                  9.06. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  9.07. Employment, Severance and Bonus Agreements. Upon the Closing, Buyer or the Merger Sub shall assume and be solely responsible for, or shall cause the Surviving Corporation to continue to honor and perform, as the case may be, the existing obligations of the Company under its existing employment, termination or severance agreements and bonus agreements with its key management employees.

                  9.08. Entire Agreement. This Agreement (including the Ancillary Agreements) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  9.09. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

                  9.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  9.11. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  9.12. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is delivered personally, telecopied (which is confirmed) or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                           If to Parent Company or Seller, addressed to:

                                    Kyotaru Co., Ltd.
                                    c/o Kyotaru USA, Inc.
                                    657 Kapiolani Boulevard
                                    Honolulu, Hawaii 96813
                                    Attention:  Mr. Terry Oshima
                                    Fax:  (808) 596-7557

                           With a copy to:

                                    Graham & James LLP
                                    801 South Figueroa Street, 14th Floor
                                    Los Angeles, California 90017-5554
                                    Attention:       Derrick K. Takeuchi, Esq.
                                    Fax:  (213) 623-4581

                           If to Buyer, addressed to:

                                    Galveston's Steakhouse Corp.
                                    1752 Clement Street
                                    San Francisco, California 94121
                                    Attention:  Hiram J. Woo
                                    Fax:  (415) 668-3025

                           With a copy to:

                                    Latham & Watkins
                                    650 Town Center Drive, Twentieth Floor
                                    Costa Mesa, California 92626-1925
                                    Attention: Cary K. Hyden, Esq.
                                    Fax: (714) 755-8290

                  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  9.13. Governing Law. The internal laws, without regard for conflicts of laws principles, of the State of California will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. In the event of any dispute hereunder, the Parties agree that the sole and exclusive venue shall be in a court of competent jurisdiction in the state of California, County of Orange.

                  9.14. Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  9.15. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  9.16. Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby.

                  9.17. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

                  9.18. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  9.19. Further Assurances. Each of the Company, Parent Company, Buyer and Merger Sub agrees that, on and after the Closing Date, it will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

                  9.20. Effectiveness. The Parties hereby acknowledge and agree that this Agreement (other than ss.6.06 and ss.9.20 hereof) shall not be deemed an effective or binding obligation of any Party until (i) the Parent Company obtains the Japanese Approvals and provides documentation to Buyer evidencing the receipt of the Japanese Approvals, and (ii) the execution of a letter agreement, which shall be mutually acceptable to the Parties, between the Company and Credit Suisse First Boston amending that certain Loan Agreement, dated as of August 30, 1996, by and among the Company, Paragon of Michigan, Inc. and Credit Suisse First Boston. If the Parent Company does not obtain and provide documentation evidencing the receipt of the Japanese Approvals, or a letter agreement amending the aforementioned Loan Agreement, which is mutually acceptable to the Parties, is not executed, in each case, within fourteen (14) days of the execution of this Agreement, this Agreement shall (other than ss.6.06 and ss.9.20 hereof) remain ineffective and non-binding for all purposes and shall not be effective or binding upon (i) the receipt of the Japanese Approvals, without the express written consent of Buyer, or (ii) the execution of a letter agreement amending the aforementioned Loan Agreement, without the express written consent of the Parties. Section 6.06 of this Agreement shall be deemed an effective and binding obligation of the Company and the Parent Company effective as of the date hereof, notwithstanding the current lack of receipt of the Japanese Approvals; provided, however, that ss.6.06 shall expire and shall be of no further force or effect if the Parent Company fails to obtain and provide to Buyer documentation evidencing the receipt of the Japanese Approvals within fourteen (14) days following the execution of this Agreement by the Parties and Buyer fails to give its written consent to the effectiveness of this Agreement within fourteen (14) days thereafter.

                  9.21.    Arbitration.

                           (a)      Except for the right of the Parties to
apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or to prevent irreparable harm, any controversy, claim or dispute arising out of or related to the making, interpretation, performance or enforcement of this Agreement, including tort (but not fraud) claims, shall be resolved solely and exclusively by negotiation or arbitration as provided in this ss.9.21, and judgment upon the award rendered may be entered in any court having competent jurisdiction. The Federal Arbitration Act, 9 U.S.C. ss.ss.1-16, shall govern the enforceability of the arbitration provisions in this Agreement.

                           (b)      Each Party shall provide the other a
written statement of any controversy, claim or dispute (an "Arbitration Claim Notice") it proposes to be the basis for negotiation or arbitration. The parties to the dispute shall, for a period of thirty (30) days following the delivery of the Arbitration Claim Notice, negotiate in good faith the resolution of any controversy, claim or dispute covered by the Arbitration Claim Notice. The failure to negotiate in good faith the resolution of such controversy, claim or dispute shall not, however, constitute a breach of this Agreement or otherwise give rise to an arbitrable or litigable dispute.

                           (c)      If any matter covered by an Arbitration
Claim Notice should fail to be resolved by negotiation, any party to the dispute may thereafter deliver to the other a "Demand for Arbitration," which shall include a detailed statement of any controversy, claim or dispute sought to be arbitrated and the relief sought. Within thirty (30) days after service of a Demand for Arbitration, the parties to the dispute may mutually designate a single arbitrator. If the parties do not mutually designate a single arbitrator within such thirty (30) day period, each party shall designate an arbitrator within ten (10) days thereafter, and the two designated arbitrators shall appoint a third arbitrator within twenty (20) days thereafter. The term "arbitrator" as used below shall refer both to a single arbitrator mutually designated by the parties and a three-arbitrator panel.

                           (d)      All arbitration proceedings shall be held
in the State of California, or such other location as the parties may agree. The proceedings shall be a private arbitration, but shall be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association, except that the arbitrator shall furnish the parties with a written decision setting forth findings of fact, conclusions of law and an order to reflect the resolution of any controversy, claim or dispute submitted to arbitration.

                           (e)      The parties shall bear their respective
costs and expenses (including attorneys' and accountants' fees and expenses) incurred by them in connection with an action brought pursuant to this ss.9.21; provided, however, that the arbitrators' and other administrative costs of such proceedings shall be borne equally by the Buyer and the Parent Company.

                  9.22. Exchange of Tax Information. From and after the Closing, each of the Parties shall promptly provide, upon the reasonable request of any other Party, such information and documentation relating to Taxes as may be necessary to enable the requesting Party to prepare and file any Tax Returns required by applicable Tax laws, rules or regulations to be filed by such requesting Party following the Closing.

                               [signatures follow]

                  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

GALVESTON'S STEAKHOUSE CORP.,
a Delaware corporation

By: /s/ RICHARD M. LEE
    -----------------------------------
Name:    Richard M. Lee

Title:   Chief Executive Officer

PARAGON STEAKHOUSE RESTAURANTS, INC.,
a Delaware corporation

By: /s/ RICHARD S. KAY
    -----------------------------------
Name:    Richard S. Kay
Title:   President

TRI-CORE STEAKHOUSE, INC.,
a Delaware corporation

By: /s/ RICHARD M. LEE
    ------------------------------------
Name:    Richard M. Lee
Title:   President

KYOTARU CO., LTD.

By: /s/ TERRY OSHIMA
    ------------------------------------
Name:    Terry Oshima
Title:   Attorney-in-Fact

APPROVED AND ACCEPTED:

By: /s/ YOSHIKAZU KATO
    ------------------------------------
Name:    Yoshikazu Kato
Title:   Trustee of Kyotaru Co., Ltd.

By: /s/ YASUSHI IKEDA
    ------------------------------------
Name:    Yasushi Ikeda
Title:   Trustee of Kyotaru Co., Ltd.

                           ANNEX I TO MERGER AGREEMENT

                         RESTAURANT OPERATING STATEMENT


Food Sales                                            +
Bar Sales                                             +
                                                --------------
TOTAL SALES                                           0

Food Costs                                            --
Bar Costs                                             --
                                                --------------
COST OF SALES                                         0

GROSS PROFIT                                          0

Distribution Costs                                   --
Production Labor                                     --
Production Benefits                                  --
SRL's                                                --
Utilities                                            --
Other Direct Costs                                   --
Marketing-Coupons                                    --
Marketing-Corporate                                  --
Marketing-Local                                      --
Repairs and Maintenance                              --
Miscellaneous Income                                  +
                                                --------------

LOCA. CONTR. BEFORE MC/OCCUP.                         0

Management Comp.                                      --
Management Benefits                                   --

LOCA. CONTR. BEFORE OCCUPANCY                         0

Occupancy Costs                                       --
      Non-Cash Rent                                  +/--
      Depreciation                                    --
                                                --------------

LOCATION CONTRIBUTION                                 0

Non-Cash Rent                                        +/--
Depreciation and Amortization                         --
                                                --------------

EBITDA                                                0
                                                --------------

Capital Lease Payments                                --
                                                --------------

CASH MARGIN                                           0
                                                --------------

Less: 10% of Total Sales (above)                     --
                                                --------------

POST-CLOSING ADJUSTMENT                              $0